UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to Section 240.14a-12

TRIDENT MICROSYSTEMS, INC.

(Name of Registrant, as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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October 19, 2007

Dear Stockholder:

The combined Trident Microsystems, Inc. 2006 and 2007 Annual Meeting of Stockholders will be held on Tuesday, November 20, 2007, at 10:00 a.m. local time, at our principal offices, 3408 Garrett Drive, Santa Clara, California 95054. You are cordially invited to attend.

The Notice of Annual Meeting of Stockholders and a Proxy Statement, which describe the formal business to be conducted at the meeting, follow this letter

It is important that you use this opportunity to take part in the affairs of Trident by voting on the business to come before this meeting. After reading the Proxy Statement, please promptly mark, sign, date and return the enclosed proxy card in the prepaid envelope to assure that your shares will be represented. Regardless of the number of shares you own, your careful consideration of, and vote on, the matters before our stockholders is important.

A copy of our Annual Report to Stockholders for each of the two fiscal years ended June 30, 2006 and June 30, 2007 is also enclosed for your information. At the Annual Meeting we will review our activities over the past fiscal year and our plans for the future. The Board of Directors and management look forward to seeing you at the Annual Meeting.

Sincerely yours,

Sylvia D. Summers
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Tuesday, November 20, 2007

TO THE STOCKHOLDERS:

Notice is hereby given that the combined 2006 and 2007 Annual Meeting of the Stockholders of Trident Microsystems, Inc., a Delaware corporation, will be held on Tuesday, November 20, 2007, at 10:00 a.m. local time, at our principal offices located at 3408 Garrett Drive, Santa Clara, California 95054, for the following purposes:

1. To elect two (2) Class II directors to hold office for a two-year term ending at our Annual Meeting to be held in 2009 and until their respective successors are elected and qualified.

2. To elect two (2) Class III directors to hold office for a three-year term ending at our Annual Meeting to be held in 2010 and until their respective successors are elected and qualified.

3. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

4. To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on October 10, 2007 are entitled to notice of, and to vote at, this meeting and any adjournment or postponement thereof. For ten days prior to the meeting, a complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose relating to the meeting, during ordinary business hours at our principal offices located at 3408 Garrett Drive, Santa Clara, California 95054.

By order of the Board of Directors,

David L. Teichmann
Corporate Secretary

Santa Clara, California
October 19, 2007

IMPORTANT: Please fill in, date, sign and promptly mail the enclosed proxy card in the accompanying postage-paid envelope to assure that your shares are represented at the meeting. If you attend the meeting, you may choose to vote in person even if you have previously sent in your proxy card.

TRIDENT MICROSYSTEMS, INC.

PROXY STATEMENT
FOR THE 2007 ANNUAL MEETING OF STOCKHOLDERS
NOVEMBER 20, 2007

i

ii

PROXY STATEMENT
FOR THE COMBINED 2006 AND 2007
ANNUAL MEETING OF STOCKHOLDERS

November 20, 2007

The enclosed proxy is solicited on behalf of the Board of Directors of Trident Microsystems, Inc., a Delaware corporation, for use at our combined 2006 and 2007 Annual Meeting of Stockholders to be held November 20, 2007 and at any adjournment(s) or postponement(s) thereof, referred to in this proxy statement as the Annual Meeting. The Annual Meeting will be held at 10:00 a.m. local time at our corporate headquarters, 3408 Garrett Drive, Santa Clara, California 95054. The proxy solicitation materials were first mailed (or made available electronically, for stockholders who elected to access these materials over the Internet) on or about October 19, 2007 to all stockholders entitled to vote at the Annual Meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

We sent you this proxy statement and the accompanying proxy card because the Board of Directors of Trident Microsystems, Inc. is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the accompanying proxy card.

We first mailed this proxy statement, the accompanying proxy card and each of our Annual Reports for the two fiscal years ended June 30, 2006 and June 30, 2007 on or about October 19, 2007 to all stockholders of record entitled to vote at the Annual Meeting.

Who is entitled to vote at the Annual Meeting?

To be able to vote, you must have been a stockholder on October 10, 2007, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting (the “Record Date”). As of the Record Date, 59,427,096 shares of our common stock, par value $0.001 per share, were issued and outstanding.

Our stock transfer books will remain open between the Record Date and the date of the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our offices located at 3408 Garrett Drive, Santa Clara, California.

Stockholder of Record: Shares Registered in Your Name.  If at the close of business on the Record Date, your shares were registered directly in your name with our transfer agent, BNY Mellon Shareowner Services, or Mellon, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the accompanying proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent.  If, at the close of business on the Record Date, your shares were not issued directly in your name, but rather were held in an account at a brokerage firm, bank or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by your broker, bank or other agent. The broker, bank or other agent holding your shares in that account is considered to be the stockholder of record for purposes of voting at the Annual Meeting.

As a beneficial owner, you have the right to direct your broker, bank or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy issued in your name from your broker, bank or other agent.

What am I being asked to vote on?

There are three matters scheduled for a vote at the Annual Meeting:

•	The election of two Class II members of the Board of Directors, to hold office until our 2009 Annual Meeting of Stockholders;

•	The election of two Class III members of the Board of Directors, to hold office until our 2010 Annual Meeting of Stockholders; and

•	The ratification of the selection by the Audit Committee of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

How many votes do I have?

Each holder of common stock is entitled to one vote per share held. As a result, as of the Record Date, a total of 59,427,096 votes may be cast on each matter at the Annual Meeting.

What is a quorum?

For business to be conducted at the Annual Meeting, a quorum must be present. The presence at the Annual Meeting, either in person or by proxy, of holders of shares of outstanding common stock entitled to vote and representing a majority of the voting power of such shares will constitute a quorum for the transaction of business. At the close of business on the Record Date, there were 59,427,096 shares outstanding and entitled to vote. Therefore, in order for a quorum to exist, 29,713,549 shares must be represented by stockholders present at the meeting or by proxy.

Abstentions and “broker non-votes” (i.e., shares held by a broker or nominee that are represented at the meeting, but with respect to which such broker or nominee is not instructed to vote on a particular proposal and does not have discretionary voting power) will be counted for the purpose of determining whether a quorum is present for the transaction of business.

Your shares will be counted toward the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted toward the quorum requirement. If there is no quorum, the chairman of the meeting, or a majority of the votes present at the meeting, may adjourn the meeting to another date.

What vote is required for each item?

•	For the election of directors, the two nominees in each of Class II and Class III receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm must receive a “For” vote from a majority of shares present and entitled to vote either in person or by proxy.

How do I vote?

For the election of directors, you may either vote “For” each of the four nominees or you may “Withhold” your vote for any nominee you specify. For any other matter to be voted on, you may vote “For” or “Against” or abstain from voting. The procedures for voting are as follows:

Stockholder of Record: Shares Registered in Your Name.  If you are a stockholder of record, you may vote in person at the Annual Meeting. Alternatively, you may vote by proxy by using the accompanying proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote by proxy, simply complete, sign and date the accompanying proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent.  If your shares are held in “street name,” that is, your shares are held in the name of a brokerage firm, bank or other nominee, in lieu of a proxy card you should receive a voting instruction form from that institution by mail. Simply complete and mail the voting instruction card to ensure that your vote is counted. The voting instruction form should indicate whether the institution has a process for beneficial holders to vote over the Internet or by telephone. A large number of banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online program, which provides eligible stockholders the opportunity to vote over the Internet or by telephone (see www.broadridge.com.) The Internet and telephone voting facilities will close at 11:59 p.m. Eastern Time, Monday, November 19, 2007.

If your voting instruction form does not reference Internet or telephone information, please complete and return the paper voting instruction form in the self-addressed, postage-paid envelope provided. Shareholders who vote over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

If you are a registered holder, you may also vote your shares in person at the Annual Meeting. If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the record holder (e.g., your broker) and bring it with you to the Annual Meeting. We recommend that you vote your shares in advance as described above so that your vote will be counted if you later decide not to attend the Annual Meeting.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “For” the election of the two nominees for director in Class II, “For” the election of the two nominees for director in Class III, and “For” the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm. If any other matter is properly presented at the meeting, then one of the individuals named on your proxy card as your proxy will vote your shares using his or her best judgment.

What if I receive more than one proxy card or voting instruction form?

If you receive more than one proxy card or voting instruction form because your shares are held in multiple accounts or registered in different names or addresses, please be sure to complete, sign, date and return each proxy card or voting instruction form to ensure that all of your shares will be voted. Only proxy cards and voting instruction forms that have been signed, dated and timely returned will be counted in the quorum and voted.

If you registered more than one account for online access of stockholder communications, you will receive more than one email notice with voting instructions. Please follow the electronic voting instructions for each email notice you receive to ensure that all of your shares will be voted.

Who will count the votes and how will my vote(s) be counted?

Votes will be counted by the inspector of elections appointed for the Annual Meeting, who will separately count “For” and “Withhold” votes with respect to the election of directors and, with respect to any proposals other than the election of directors, “For” and “Against” votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner, despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions. Abstentions will have no effect on the outcome of the election of directors but will be counted as “Against” votes with respect to any proposals other than the election of directors. Broker non-votes have no effect and will not be counted toward the vote total for any proposal.

If your shares are held by your broker, bank or other agent as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker, bank or other agent to vote your shares. If you do not give instructions, then your broker, bank or other agent may vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the New York Stock Exchange, such as the vote for directors and ratification of our independent registered public accounting firm.

Can I change my vote after I have voted?

Yes. You can revoke your proxy at any time before the applicable vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy with a later date,

•	You may send a written notice that you are revoking your proxy to our Corporate Secretary at 3408 Garrett Drive, Santa Clara, California 95054, or

•	You may attend the Annual Meeting and vote in person (however, simply attending the meeting will not, by itself, revoke your proxy).

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by them.

How and when may I submit a stockholder proposal for the 2008 Annual Meeting of Shareholders?

In the event that a stockholder desires to have a proposal considered for presentation at our 2008 Annual Meeting of Shareholders, and included in our proxy statement and form of proxy card used in connection with that meeting, the proposal must be forwarded in writing to our Corporate Secretary so that it is received no later than July 24, 2008. Any such proposal must comply with the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended, referred to in this proxy statement as the Exchange Act.

If a stockholder, rather than seeking to include a proposal in the proxy statement and proxy card as discussed above, commences his or her own proxy solicitation for the 2008 Annual Meeting of Shareholders or seeks to nominate a candidate for election as a director or to propose business for consideration at that meeting, we must receive notice of the proposal no later than July 24, 2008. If the notice is not received by July 24, 2008, it will be considered untimely under Rule 14a-4(c)(1) promulgated under the Exchange Act and the proxy holders designated by Trident will have discretionary voting authority under proxies solicited for the 2008 Annual Meeting of Shareholders with respect to such proposal, if properly presented at the meeting.

Please address any stockholder proposals or notices of proposals to our Corporate Secretary at Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054.

Who will bear the cost of soliciting proxies?

We will bear the entire cost of the solicitation of proxies for the Annual Meeting, including the preparation, assembly, printing and distribution of this proxy statement, the proxy card and any additional solicitation materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to the beneficial owners. We may reimburse such persons for their reasonable expenses in forwarding solicitation materials to beneficial owners. The original solicitation of proxies may be supplemented by solicitation by personal contact, telephone, facsimile, email or any other means by our directors, officers or employees. No additional compensation will be paid to those individuals for any such services. We have also retained MacKenzie Partners, Inc. to provide proxy solicitation services to us for a fee of approximately $6,500.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in our Quarterly Report on Form 10-Q for the quarter ending December 31, 2007.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

INFORMATION ABOUT OUR BOARD OF DIRECTORS

We have a classified Board of Directors consisting of two Class I directors (Hans Geyer and Raymond K. Ostby), two Class II directors (Millard Phelps and Brian R. Bachman) and two Class III directors (Glen M. Antle and Sylvia D. Summers). At each annual meeting of stockholders, directors are elected for a term of three years to succeed those directors whose terms expire at the annual meeting date and serve until their respective successors are duly elected and qualified. The term of our Class I directors expires at the Annual Meeting to be held in 2008. The term of our Class II directors expired last year, although they continue to serve until their respective successors are duly elected and qualified, and the term of our Class III directors expires at this 2007 Annual Meeting. Since we did not hold an annual meeting during 2006, at this 2007 Annual Meeting the terms of the Class II and Class III directors will both expire. Successors to the directors in Class II will be elected for a term expiring at the 2009 Annual Meeting, and successors to the directors in Class III will be elected for a term expiring at the 2010 Annual Meeting.

The following table sets forth, for our current directors, including the nominees to be elected as Class II directors and as Class III directors at this meeting, information with respect to their ages and background:

			Director
Name	Principal Occupation	Age	Since

Class I Directors:
Hans Geyer	Director	56	2007
Raymond K. Ostby	Director	60	2006
Class II Directors:
Millard Phelps	Director	79	1995
Brian R. Bachman	Director	62	2007
Class III Directors:
Glen M. Antle	Chairman of the Board	68	1992
Sylvia D. Summers	Chief Executive Officer	54	2007

Glen M. Antle became Acting Chief Executive Officer and Chairman of the Board of Directors effective November 15, 2006. He has served as a director of Trident since July 1992. From July 1996 to August 1997, Mr. Antle was a director of Compass Design Automation, a company providing EDA tools and libraries. From February 1991 to June 1993, he served as Chairman of the Board of Directors of PiE Design Systems, an electronic design automation company, and from August 1992 to June 1993 as its Chief Executive Officer. In June 1993, PiE merged into Quickturn Design Systems, Inc., also an electronic design automation company, and Mr. Antle served as Chairman of the Board of Directors of Quickturn from June 1993 to June 1999. From June 1989 to February 1991 Mr. Antle was retired. Mr. Antle was a co-founder of ECAD, Inc., now Cadence Design Systems, Inc., and served as its Co-Chairman of the Board of Directors from May 1988 to June 1989 and as its Chairman of the Board of Directors and Chief Executive Officer from August 1982 to May 1988. Mr. Antle is also a director of Semtech, a semiconductor corporation.

Brian R. Bachman has served as a member of the Board of Directors since May 2007. Mr. Bachman is a private investor. From 2000 to 2002, Mr. Bachman served as Chief Executive Officer and Vice Chairman of Axcelis Technologies, which produces equipment used in the fabrication of semiconductors. Mr. Bachman also serves as a director of Kulicke & Soffa Industries, Keithley Instruments and Ultra Clean Technology. Mr. Bachman holds a B.S. degree in engineering from the University of Illinois and an M.B.A. degree from the University of Chicago.

Hans Geyer has served as a member of the Board of Directors since May 2007. Mr. Geyer served as Corporate Vice President and General Manager of Intel Corporation’s Storage Group from 2005 to his retirement in December 2006, and as General Manager, Networking and Storage Group from 2004 to 2005. Mr. Geyer joined Intel in 1980, and since held various positions, including general manager of European Operations, general manager of the

386/486 microprocessor division, general manager of the FLASH memory group, and general manager of the cellular and application processor group. Prior to joining Intel, Mr. Geyer was involved in hardware and software development for intelligent and point-of-sales terminals at Siemens AG, Germany. Mr. Geyer studied computer science and mathematics at the Technical University of Munich and holds a masters degree (Diplom-Informatiker) in computer science.

Raymond K. Ostby has served as a member of the Board of Directors since July 2006. Mr. Ostby has served as Vice President and Chief Financial Officer of NextG Networks, Inc., a private emerging wireless infrastructure company, since January 24, 2005. From July 1, 2003 until January 24, 2005, Mr. Ostby was Vice President, Finance & Administration and Chief Financial Officer at Arraycomm, Inc., a provider of multi-antenna signal processing solutions, and since June 1, 1999, he has been Vice President, Finance & Administration, Chief Financial Officer and Secretary at KBC Pharma, a privately held inactive company. From September 7, 1993 until May 31, 1999, Mr. Ostby was employed as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Quickturn Design Systems, Inc., a provider of system-level verification solutions. From September 1, 1991 to September 7, 1993, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary at Force Computers, Inc., a computer products company. From June 1, 1985 to September 1, 1991, he served as Vice President, Finance and Administration, Chief Financial Officer and Secretary of Atmel Corporation, a manufacturer of semiconductor products. Mr. Ostby has been a Certified Public Accountant and holds a B.A. degree and an M.B.A. degree from the University of Montana, and completed Ph.D. coursework in Quantitative Analysis at the University of California at Berkeley.

Millard Phelps has served as a member of the Board of Directors since September 1995. Mr. Phelps is a retired advisory director of Hambrecht and Quist (H&Q), a position he held from September 1994 to July 1997. Prior to joining H&Q in 1984 as a Principal in the firm and Senior Semiconductor Analyst, Mr. Phelps spent 23 years in the semiconductor industry in various management and corporate officer positions at Texas Instruments, Fairchild Semiconductor, AMS/Intersil and Synertek. Mr. Phelps is currently serving as a director of Pericom Semiconductor and has served on several boards of private and public semiconductor companies since his retirement in 1997. Mr. Phelps holds a B.S. degree in electrical engineering from Case Western Reserve University.

Biographical information for Ms. Summers is set forth below under “Executive Compensation and Other Information — Information About the Executive Officers.”

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Two persons are to be elected to serve as Class II directors of the Board of Directors at this 2007 Annual Meeting. Management’s nominees for election by the stockholders to those positions are the current Class II members of the Board of Directors, Millard Phelps and Brian R. Bachman. If elected, the nominees for election as Class II directors will serve as directors until our Annual Meeting of stockholders in 2009, and until their successors are elected and qualified.

Mr. Phelps is standing for re-election by the stockholders. Mr. Bachman is standing for election by the stockholders for the first time. The Nominating and Corporate Governance Committee has engaged an independent search firm to assist the Committee in identifying and evaluating additional candidates for the Board. During fiscal 2007, the search firm evaluated a number of possible candidates and presented them to the Nominating and Corporate Governance Committee. These candidates included Mr. Bachman, as well as Mr. Geyer and Mr. Ostby, whose terms are not up for re-election at this meeting. Based on the Nominating and Corporate Governance Committee’s evaluation of the candidates and its recommendation to the Board, the Board elected Mr. Ostby in July 2006, and Mr. Bachman and Mr. Geyer in May 2007. The search firm received a fee for its services.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the two nominees for Class II director. Each of the two nominees has consented to serve, and the Board does not know of any reason why either of them would be unable to serve. Mr. Phelps has indicated to the Board of Directors that he intends to retire from the Board at some point during the first half of calendar year 2008. The Board of Directors will commence a search for his replacement after the 2007 Annual

Meeting. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

Required Vote

If a quorum is present and voting, the two nominees for Class II director receiving the highest number of votes will be elected as Class II directors. Abstentions and broker non-votes have no effect on the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees for Class II director named above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the nominees listed above.

PROPOSAL NO. 2

ELECTION OF CLASS III DIRECTORS

Two persons are to be elected to serve as Class III directors of the Board of Directors at this 2007 Annual Meeting. Management’s nominees for election by the stockholders to those positions are the current Class III members of the Board of Directors, Glen M. Antle and Sylvia D. Summers. If elected, the nominees for election as Class III directors will serve as directors until our Annual Meeting of stockholders in 2010, and until their successors are elected and qualified.

Mr. Antle is standing for re-election by the stockholders. Ms. Summers is standing for election by the stockholders for the first time. The Nominating and Corporate Governance Committee retained a search firm to aid in our search for a Chief Executive Officer following the termination of employment of our former Chief Executive Officer, Frank C. Lin. As a result of this search, in September 2007 we hired Sylvia D. Summers as Chief Executive Officer, who commenced employment on October 17, 2007. On September 28, 2007, the Board of Directors adopted a resolution setting the number of members of the Board of Directors at six. Effective as of the date of commencement of her employment as Chief Executive Officer, the Board of Directors elected Ms. Summers as a Class III member of the Board of Directors to fill the vacancy created by the expansion of the size of the Board.

Unless instructed otherwise, the persons named in the accompanying proxy will vote the shares represented by such proxy for the election of the two nominees for Class III director. Each of the two nominees has consented to serve, and the Board does not know of any reason why either of them would be unable to serve. If a nominee becomes unavailable or unable to serve before the Annual Meeting (for example, due to serious illness), the Board can either reduce its size or designate a substitute nominee. If any nominee becomes unavailable for election to the Board of Directors, an event which is not anticipated, the persons named as proxies have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment.

Required Vote

If a quorum is present and voting, the two nominees for Class III director receiving the highest number of votes will be elected as Class III directors. Abstentions and broker non-votes have no effect on the vote.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees for Class III director named above. Unless authority to do so is withheld, the proxy holders named in each proxy will vote the shares represented thereby FOR the election of the nominees listed above.

CORPORATE GOVERNANCE

Independence of the Board of Directors

The Board of Directors is currently composed of six directors and the Board of Directors has determined that five meet the Nasdaq definition of independence. Ms. Summers, as Chief Executive Officer, does not meet the definition of independence. The Board of Directors annually determines the independence of directors based on a review by the directors and the Nominating and Corporate Governance Committee. No director is considered independent unless the Board of Directors has determined that he or she has no material relationship with us, either directly or as a partner, stockholder, or officer of an organization that has a material relationship with us. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships, among others. The standards relied upon by the Board of Directors in affirmatively determining whether a director is independent are comprised of those objective standards set forth in the Nasdaq rules, which generally provide that an “Independent director” means a person other than an executive officer or employee of the company or any other individual having a relationship which, in the opinion of the issuer’s board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Although Mr. Antle was not considered independent during his tenure as Acting Chief Executive Officer, with the appointment of Ms. Summers as Chief Executive Officer, under the Nasdaq Marketplace Rules, Mr. Antle may once again be considered an independent director. The following persons shall not be considered independent:

•	A director who is, or at any time during the past three years was, employed by Trident;

•	A director who accepted or who has a family member who accepted any compensation from Trident or its subsidiaries in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

•	Compensation for board or board committee service;

•	Compensation paid to a family member who is an employee (other than an executive officer) of the company; or

•	Benefits under a tax-qualified retirement plan, or non-discretionary compensation.

•	A director who is a family member of an individual who is, or at any time during the past three years was, employed by Trident as an executive officer;

•	A director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the company made, or from which Trident Microsystems received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

•	Payments arising solely from investments in the company’s securities; or

•	Payments under non-discretionary charitable contribution matching programs.

•	A director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers serve on the compensation committee of such other entity; or

•	A director who is, or has a family member who is, a current partner of PricewaterhouseCoopers LLP, or was a partner or employee of PricewaterhouseCoopers LLP who worked on our audit at any time during any of the past three years.

In addition, members of the Audit Committee must (i) meet the criteria for independence set forth in Rule 10A-3(b)(1) under the Securities Act of 1933, as amended, (ii) not have participated in the preparation of our financial statements or those of any of our current subsidiaries at any time during the past three years, and (iii) be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. Additionally, at least one member of the Audit Committee must have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

In October 2007, the directors and the Nominating and Corporate Governance Committee reviewed directors’ responses to a questionnaire asking about the relationships with Trident (and those of their immediate family members) and other potential conflicts of interest, as well as material provided by management related to transactions, relationships, or arrangements between us and the directors or parties related to the directors. The Nominating and Corporate Governance Committee determined that each of the directors is independent, and that the members of the Audit, Compensation and Nominating and Corporate Governance Committees also meet the independence tests of Nasdaq. The Nominating and Corporate Governance Committee reported its conclusion to the Board of Directors, and the Board of Directors then considered each director individually and determined that none of the directors has had during the last three years (i) any of the relationships listed above or (ii) any other material relationship with us that would compromise his or her independence; provided, however, that as Chief Executive Officer, Ms. Summers does not meet the definition of independence.

Executive Sessions

Our independent directors meet in regularly scheduled executive sessions at which only independent directors are present. No single director has been designated by the Board to act as the presiding director for such executive sessions of non-management directors.

Meetings of the Board of Directors and Committees

During the fiscal year ended June 30, 2006, the Board of Directors held seven meetings, and during the fiscal year ended June 30, 2007, the Board of Directors held 22 meetings. All directors attended at least 75% of the aggregate of the number of meetings of the Board of Directors and of the committees of the Board of Directors on which such director served during fiscal 2006 and fiscal 2007.

Committees of the Board of Directors

The Board of Directors currently has three regular committees: Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. In addition, the Board of Directors has an Investment Committee, and in June 2006, the Board of Directors formed a Special Committee initially comprised of Millard Phelps, joined by Raymond K. Ostby in July 2006, to investigate our historical stock option grant practices and related issues. In April 2007, the Board of Directors formed a Special Litigation Committee, currently comprised of Mr. Ostby and Mr. Geyer, to evaluate the claims made in the derivative actions filed against us. Other than the Special Committee and the Special Litigation Committee, each of these committees operates under a written charter adopted by the Board. Copies of these charters are available on our website at www.tridentmicro.com/investors.

The following table provides membership and meeting information for fiscal 2006 and fiscal 2007 for each of the regular committees of the Board of Directors:

					Nominating and
					Corporate
Name	Audit		Compensation		Governance

Glen M. Antle	X	(1)*	X	(2)	X	(3)
Yasushi Chikagami(4)			X		X
John Luke(4)	X		X	*	X	(3)
Millard Phelps	X		X	(4)	X	*
Raymond K. Ostby	X	(1)*	X	(4)	X	(4)
Brian R. Bachman			X	(4)*	X	(4)
Hans Geyer	X	(4)
Total meetings in Fiscal 2006	7		1		5
Total meetings in Fiscal 2007	8		5		3

*	Committee Chairperson

(1)	Mr. Ostby replaced Mr. Antle and became the Chairperson of the Audit Committee effective December 20, 2006.

(2)	Mr. Antle ceased to be a member of the Compensation committee effective December 20, 2006.

(3)	Mr. Luke replaced Mr. Antle and became a member of the Nominating and Corporate Governance Committee effective December 20, 2006. Mr. Luke resigned from the Board of Directors effective May 1, 2007.

(4)	Mr. Chikagami and Mr. Luke each resigned from the Board of Directors effective May 1, 2007. On such date, Mr. Phelps and Mr. Ostby were appointed to the Compensation Committee, and Mr. Ostby was appointed to the Nominating and Corporate Governance Committee. On May 16, 2007, the Board of Directors elected Brian R. Bachman and Hans Geyer as members of the Board of Directors. Mr. Geyer was also appointed a member of the Audit Committee, and Mr. Bachman was appointed a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Effective May 23, 2007, Mr. Bachman was elected Chairperson of the Compensation Committee.

The Audit Committee

The Audit Committee of the Board of Directors oversees our corporate accounting and financial reporting processes and the audits of our financial statements. For this purpose, the Audit Committee performs several functions:

•	Maintains responsibility for the appointment, compensation, retention and oversight of our independent registered public accounting firm;

•	Approves in advance the engagement of the independent registered public accounting firm for all audit and non-audit services, and approves the fees and other terms of the engagement;

•	Reviews, with our independent registered public accounting firm, any significant difficulties, disagreements, or restrictions encountered during the course of the audit, and reviews any management letters issued by the independent registered public accounting firm;

•	Reviews the critical accounting policies and all alternative treatments of financial information discussed by the independent registered public accounting firm with management, and reviews with management significant judgments made in the preparation of financial statements;

•	Reviews, with our independent registered public accounting firm, management and the Board of Directors, our financial reporting processes and internal control over financial reporting;

•	Reviews the annual audited financial statements and recommends to the Board of Directors their inclusion in our annual report;

•	Reviews the quarterly financial statements and earnings press releases;

•	Reviews with management its assessment of the effectiveness and adequacy of our internal controls and procedures for financial reporting, and any significant deficiencies in the design or operation of our internal controls, and reviews with the independent registered public accounting firm their attestation to and report on our internal controls;

•	Reviews and approves any related party transactions;

•	Establishes and oversees procedures for the receipt, retention and treatment of complaints received regarding accounting, internal controls or auditing matters; reviews changes in, or waivers of, our Code of Conduct, and as requested by the Board, reviews and investigates any conduct alleged to be in violation of the Code of Conduct; and

•	Periodically reviews and discusses with the independent registered public accounting firm the matters required to be discussed by Statement on Accounting Standards 61 (Codification of Statements on Auditory Standards No. 380) and any formal written statements received from the registered independent .

The Audit Committee was comprised of three independent, non-employee directors during fiscal 2006: Glen M. Antle, Millard Phelps and John Luke. During fiscal 2007, Mr. Phelps continued to serve on the Audit Committee; Mr. Antle left the Audit Committee on December 20, 2006 and Mr. Luke left the Audit Committee on May 1, 2007. Mr. Ostby joined the Board of Directors on July 6, 2006 and became a member of the Audit Committee. Mr. Geyer was appointed to the Audit Committee on May 16, 2007. Accordingly, the Audit Committee is currently comprised of Mr. Ostby (Chair), Mr. Phelps and Mr. Geyer. The Board of Directors has determined that Mr. Ostby is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. The Board of Directors annually reviews the Nasdaq listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The Audit Committee held seven meetings during the fiscal year ended June 30, 2006, and eight meetings during the fiscal year ended June 30, 2007.

The Compensation Committee

The Compensation Committee of the Board of Directors:

•	Determines all compensation for the Chief Executive Officer and other executive officers, including incentive-based and equity-based compensation, and oversees the evaluation of management;

•	Reviews and approves corporate performance goals and objectives relevant to the compensation of our executive officers, including annual performance objectives and goals, and evaluates the performance of the executive officers in light of these goals and objectives. In doing so, considers company performance and relative stockholder return, the value of similar incentive awards to officers at similar companies, and the awards given in past years, and periodically reviews regional and industry-wide compensation practices and trends;

•	Approves and administers incentive-based or equity-based compensation plans in which our executive officers participate;

•	Evaluates and recommends to the Board of Directors for determination all employment, severance or change-in-control agreements, and special or supplemental benefits or similar provisions, applicable to executive officers; and

•	Reviews and proposes to the Board of Directors from time to time changes in director compensation.

The agenda for meetings of the Compensation Committee is determined by the Chair of the Committee, together with assistance from the General Counsel, Vice President of Human Resources.

The Compensation Committee is responsible for all grants of equity awards. Equity awards to executive officers of Trident are made at meetings of the Compensation Committee, and generally not by unanimous written consent. All awards approved for grant at a regularly scheduled meeting shall be granted effective as of a date which is the later of (i) the second trading day following our public announcement of our financial results for the preceding quarter or (ii) the date of the meeting, provided that if public announcement of material information other than quarterly earnings is anticipated, the grant date may be deferred at the discretion of the Board or Compensation Committee until the second trading day after such release. The Compensation Committee has delegated authority to make equity awards to newly-hired employees, other than to an individual who, at the time of grant, is or is expected to become, an executive officer of Trident, a member of the Board of Directors or any other person whose transactions in our equity securities are subject to Section 16 of the Securities Exchange Act of 1934 and any other person who reasonably may be expected to become a “covered employee” within the meaning of Section 162(m) of the Internal Revenue Code, to a committee of management called the Stock Option Committee, consisting of the General Counsel and Chief Financial Officer, pursuant to pre-approved market-based parameters established by the Compensation Committee. Grants to newly hired employees may be made by the Stock Option Committee no more often than monthly, on the last Friday of each month, to participants who have commenced employment as of the Monday immediately preceding the grant date. Awards granted to our new employees may have vesting dates that give the employee credit for the period from his or her date of employment. The exercise price of all options and stock appreciation rights shall be the closing price of our common stock on the grant date, as reported by the Nasdaq Stock Market. As of October 19, 2007, the Stock Option Committee has not yet granted any equity awards.

The Compensation Committee was comprised of three independent, non-employee directors during fiscal 2006: Glen M. Antle, John Luke and Yasushi Chikagami. During fiscal 2007, Mr. Antle continued to serve on the Compensation Committee until December 20, 2006, and Mr. Luke and Mr. Chikagami until May 1, 2007, and on such date, Mr. Phelps and Mr. Ostby were appointed to the Compensation Committee. Mr. Bachman was appointed to the Compensation Committee on May 16, 2007, and elected Chairperson of the Compensation Committee on May 23, 2007. Accordingly, the Compensation Committee is currently comprised of Mr. Bachman (Chair), Mr. Phelps and Mr. Ostby. All members are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Compensation Committee held one meeting during the fiscal year ended June 30, 2006 and five meetings during the fiscal year ended June 30, 2007.

The Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors:

•	Evaluates and recommends to the Board of Directors nominees for each election of directors;

•	Determines criteria for selecting new directors and reviews and makes recommendations to the Board of Directors concerning qualifications, appointment and removal of committee members;

•	Considers any nominations of director candidates validly made by stockholders;

•	Reviews and makes recommendations to the Board of Directors concerning Board of Director and committee compensation;

•	Develops, recommends for Board of Director approval and reviews corporate governance principles applicable to us;

•	Together with the Audit Committee, reviews changes in, or waivers of, the Code of Conduct; and

•	Assists the Board of Directors in developing criteria for evaluation of Board of Director and committee performance, manages and oversees the annual evaluation of Board and committee performance, and evaluates the Nominating and Corporate Governance Committee’s performance on an annual basis.

The Nominating and Corporate Governance Committee was composed of three independent, non-employee directors during fiscal 2006: Glen M. Antle, Yasushi Chikagami and Millard Phelps. During fiscal 2007, Mr. Antle continued to serve on the Nominating and Corporate Governance Committee until December 20, 2006, and Mr. Chikagami until May 1, 2007. Mr. Bachman was appointed to the Nominating and Corporate Governance Committee on May 16, 2007. Mr. Ostby was appointed to the Nominating and Corporate Governance Committee on May 1, 2007. Accordingly, the Nominating and Corporate Governance Committee is currently composed of Mr. Mr. Phelps (Chair), Mr. Ostby and Mr. Bachman. All members are independent (as independence is currently defined in Rule 4200(a)(15) of the Nasdaq listing standards). The Nominating and Corporate Governance Committee held five meetings during the fiscal year ended June 30, 2006 and three meetings during the fiscal year ended June 30, 2007.

Special Committee

On May 26, 2006, the Board of Directors appointed a special committee of the Board (the “Special Committee”) to conduct an internal investigation relating to past stock options granted to employees. The scope of the Special Committee’s investigation was extensive and included an investigation of our historical stock option granting practices and related issues from the date of our initial public offering in December 1992 through June 2006, including our accounting for stock options. The Special Committee was composed of two independent directors, Mr. Millard Phelps and Mr. Raymond K. Ostby, who was newly appointed to the Board of Directors, and was assisted by independent legal counsel and forensic accountants. All members of the Special Committee received a one-time fee of $20,000 for service on the committee, in addition to the annual fees received by such directors for their services as a member of our Board of Directors and other committees thereof. It is anticipated that the Special Committee members will be awarded additional compensation in recognition of the complexity and duration of their services, however, an amount has not yet been determined.

Special Litigation Committee

Our Board of Directors has appointed a Special Litigation Committee composed of two independent directors, Mr. Raymond K. Ostby and Mr. Hans Geyer, to review and manage any claims that we may have relating to our historical stock option grant practices and related issues investigated by the Special Committee, including the several purported stockholder derivative lawsuits concerning the granting of stock options wherein Trident has been named as a nominal defendant. The scope of the Special Litigation Committee’s authority includes the claims asserted in the derivative actions. In federal court, Trident has moved to stay the case pending the assessment by the Special Litigation Committee of the nominal plaintiffs’ claims.

Director Nominations

In fulfilling its responsibilities, the Nominating and Corporate Governance Committee considers the following factors in reviewing possible candidates for nomination as director:

•	The appropriate size of our Board of Directors and its Committees;

•	The perceived needs of the Board of Directors for particular skills, background and business experience;

•	The skills, background, reputation, and business experience of nominees compared to the skills, background, reputation, and business experience already possessed by other members of the Board of Directors;

•	Nominees’ independence from management;

•	Applicable regulatory and listing requirements, including independence requirements and legal considerations, such as antitrust compliance;

•	The benefits of a constructive working relationship among directors; and

•	The desire to balance the considerable benefit of continuity with the periodic injection of the fresh perspective provided by new members.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including being able to read and understand basic financial statements, and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board of Directors, the operating requirements of Trident and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board of Directors and Trident, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to Trident during their term, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board of Directors by majority vote. The Nominating and Corporate Governance Committee retained a search firm in fiscal 2007 to aid in the search for additional candidates, and each of Mr. Bachman and Mr. Geyer were appointed as a result of such search firm’s efforts. We paid this search firm total fees of $315,000 during fiscal 2007.

To date, the Nominating and Corporate Governance Committee has not received any director nominees from a stockholder or stockholders holding more than 5% of our voting stock. The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3408 Garrett Drive, Santa Clara, California 95054, attention: Nominating and Corporate Governance Committee, at least 120 days prior to the anniversary date of the mailing of the proxy statement for the last Annual Meeting of stockholders. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

Stockholder Proposals

Stockholders may nominate one or more persons for election as directors at a meeting only if timely notice of such nomination(s) has been given in writing to our Secretary in accordance with our Bylaws. The complete description of the requirements for stockholder nomination of director candidates is contained in the Bylaws. In summary, assuming (i) we held an annual meeting the previous year and (ii) the date of the next meeting is within 30 days of the anniversary date of the meeting for the previous year, a stockholder desiring to nominate one or more candidates for election at the next annual meeting must submit written notice of such nomination to the Corporate Secretary at least 120 days in advance of the one year anniversary of the date that we released our proxy statement in connection with the annual meeting held in the previous year. Since we did not hold an annual meeting during 2006, however, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which we mailed written notice of the date of the meeting to our stockholders or made public disclosure of such date. You can obtain a copy of the full text of the Bylaws provision by writing to the Corporate Secretary, 3408 Garrett Drive, Santa Clara, California 95054.

Communications By Stockholders With Directors

Stockholders may communicate with any and all of our directors by transmitting correspondence by mail or facsimile, addressed to the Chairman of the Board, or Board of Directors, or an individual director, care of the Corporate Secretary, at our offices at 3408 Garrett Drive, Santa Clara, California 95054-2803.

The Corporate Secretary shall maintain a log of such communications and transmit as soon as practicable such communications to the identified director addressee(s), unless there are safety or security concerns that mitigate against further transmission of the communication or the communication contains commercial matters not related to the stockholder’s stock ownership, as determined by the Corporate Secretary in consultation with our legal counsel. The Board of Directors or individual directors so addressed shall be advised of any communication withheld for safety or security reasons as soon as practicable.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, referred to in this proxy statement as the Code of Conduct, which applies to all of our employees, officers and directors, including our principal executive officer, principal financial officer, principal accounting officer and other senior financial officers. The Code of Conduct, as applied to our principal executive officer, principal financial officer and principal accounting officer, constitutes our “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act and is our “code of conduct” within the meaning of the listing standards of Nasdaq. You may view our Code of Conduct on our website at www.tridentmicro.com/investors. A printed copy may also be obtained by any stockholder upon request. We intend to disclose any future amendments to certain provisions of our Code of Conduct, and any waivers of provisions of the Code of Conduct required to be disclosed under the rules of the Securities and Exchange Commission or listing standards of Nasdaq, at the same location on our website.

Corporate Governance Guidelines

The primary responsibility of the Board of Directors is to foster the long-term success of Trident, consistent with representing the interests of the stockholders. In accordance with this philosophy, the Board of Directors has adopted Corporate Governance Guidelines that reinforce our values by promoting responsible business practices and good corporate citizenship. The Board of Directors reviews these guidelines on an annual basis to determine whether they can be improved upon or if they should be modified in response to changed circumstances. Periodically, the Board of Directors has modified these guidelines, and will continue to do so if the directors believe that changes to these guidelines will advance the best interests of the stockholders. The guidelines address the composition of the Board, criteria for Board membership and other Board governance matters. These guidelines are available on our website at www.tridentmicro.com/investors. A printed copy of the guidelines may also be obtained by any stockholder upon request.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is or has been an officer or employee of Trident. During fiscal 2006 and fiscal 2007, no member of the Compensation Committee had any relationship with Trident requiring disclosure under Item 404 of Regulation S-K. During fiscal 2006 and fiscal 2007, none of our executive officers served on the compensation committee (or its equivalent) or board of directors of another entity any of whose executive officers served on our Compensation Committee or Board of Directors.

Evaluation and Succession Planning

Every year the Board of Directors conducts an assessment of its performance and at the conclusion of the evaluation process discusses its results. Each committee of the Board of Directors also conducts an assessment of its performance annually.

Members of management are invited to make presentations to the Board or committees to provide management insight into items being discussed by the Board or committees and to bring managers with high potential into contact with the Board. In addition, Board members have access to other members of management and our key employees.

The Board of Directors believes that ensuring continuity of leadership is critical to our success. As a result of the termination of employment of our Chief Executive Officer during fiscal 2007, the Board of Directors engaged in a search for, and recently appointed, a new Chief Executive Officer. In addition, the Compensation Committee is in the process of implementing processes to annually evaluate the Chief Executive Officer and other executive officers based on established performance objectives. The Board of Directors will review these evaluations in connection with its assessment of persons considered potential successors to certain management positions and in order to ensure continuity of top leadership, including CEO succession, it is developing a succession plan for us.

Litigation Involving Directors, Officers and Affiliates

Trident has been named as a nominal defendant in several purported stockholder derivative lawsuits concerning the granting of stock options. The federal court cases have been consolidated as In re Trident Microsystems Inc. Derivative Litigation, Master File No. C-06-3440-JF. A case also has been filed in State court, Limke v. Lin et al., No. 1:07-CV-080390. Plaintiffs in all cases allege that certain of our current or former officers and directors caused us to grant options at less than fair market value, contrary to our public statements (including our financial statements); and that this represented a breach of their fiduciary duties to us, and that as a result those officers and directors are liable to us. No particular amount of damages has been alleged, and by the nature of the lawsuit no damages will be alleged against us. The Special Litigation Committee(“SLC”) has been appointed to review and manage any claims that we may have relating to our historical stock option grant practices and related issues investigated by the Special Committee. In federal court, Trident has moved to stay the case pending the assessment by the SLC that was formed to consider nominal plaintiffs’ claims. In State court, Trident moved to stay the case in deference to the federal lawsuit, and the parties have agreed, with the Court’s approval, to take that motion off of the Court’s calendar to await the assessment of the SLC. We expect to continue to incur legal fees in responding to these lawsuits, including expenses for the reimbursement of legal fees of present and former officers and directors under indemnification obligations.

In addition, the Department of Justice is currently conducting an investigation of us in connection with our investigation into our historical stock option grant practices and related issues and we are subject to a subpoena from the DOJ. We are also subject to a formal investigation from the Securities and Exchange Commission on the same issue. We have been cooperating with, and continue to cooperate with, investigations from the SEC and DOJ. In addition, our 401(k) plan and its administration are being audited by the Department of Labor as a result of actions taken in response to the findings from our investigation. It is possible that we could be required to pay significant penalties and/or fines as a result of these regulatory actions, and could become subject to administrative orders, and such actions could result in civil or criminal sanctions against certain of our former officers, directors and/or employees.

Indemnification Agreements

We have entered into agreements to indemnify, as permitted under Delaware law and in accordance with our Bylaws, our officers, directors and members of our senior management for certain events or occurrences, subject to certain limits, while they were serving at our request in such capacity. In this regard, we have received, or expect to receive, requests for indemnification by certain current and former officers, directors and employees in connection with our investigation of our historical stock option grant practices and related issues, and the related governmental inquiries and stockholder derivative litigation described in our Annual Report on Form 10-K for our fiscal year ended June 30, 2006. In addition, our bylaws provide indemnification to all our officers and directors to essentially the same extent as provided in the indemnification agreements.

COMPENSATION OF DIRECTORS

The Nominating and Corporate Governance Committee reviews and recommends to the Board non-employee director compensation. We use a combination of cash and stock-based compensation to attract and retain qualified candidates to serve on our board of directors. In setting the compensation of non-employee directors, we consider the significant amount of time that the Board members expend in fulfilling their duties to Trident as well as the experience level we require to serve on the Board. The Compensation Committee annually reviews the compensation and compensation policies for non-employee members of the Board of Directors.

Cash Compensation.  During fiscal 2006 and 2007, our non-employee directors received $20,000 per year as an annual retainer and reimbursement of certain expenses in connection with attendance at Board meetings and Committee meetings. In addition, each non-employee director received $1,500 for each Board meeting attended in person, the committee chairperson received $1,250 for each Committee meeting attended in person, and each other committee member received $1,000 for each Committee meeting attended in person. Each director received $500 for each Board or Committee meeting attended by phone.

Equity Compensation.  Upon his election to the Board of Directors, the Board granted to Mr. Ostby an option to purchase 50,000 shares of common stock at a price of $16.34 per share, the closing sale price of our common stock reported on the Nasdaq National Market on July 6, 2006, the date of grant. This option was granted under our 2002 Stock Option Plan. The Board granted to each of Mr. Geyer and Mr. Bachman upon their election to the Board, an option to purchase 50,000 shares of common stock at a price equal to the closing sales price of our common stock reported on the Nasdaq National Market on May 22, 2007, the second trading day following the public disclosure of their respective appointment to the Board of Directors. Each such option was granted under our 2006 Equity Incentive Plan. Each of these stock options has a term of ten years and becomes exercisable in three annual installments, subject to the non-employee director’s continued Board service.

The following table sets forth information concerning the compensation earned during the fiscal year ended June 30, 2007 by each individual who served as a director at any time during the fiscal year:

2007 Director Compensation

	Fees Earned or		Other
Name	Paid in Cash ($)(1)	Option Awards ($)(2)	Compensation($)(3)	Total ($)

Glen M. Antle	$47,000	$80,717	$3,489	$131,206
Brian R. Bachman	$4,417	$19,575	—	$23,992
Hans Geyer	$3,917	$19,575	—	$23,492
Millard Phelps	$72,500	$80,717	$3,214	$156,431
Raymond K. Ostby	$71,500	$146,057	$3,214	$220,771
Former Directors:
Yasushi Chikagami	$33,703	$80,717	$2,883	$117,303
John Luke	$42,703	$80,717	$3,215	$126,635
Frank C. Lin(4)	—	—	—	—

(1)	For a description of annual non-employee director retainer fees and per meeting fees, see the disclosure above under “Cash Compensation.” In addition to the standard cash compensation payable to our non-employee directors, on July 6, 2006, the Board approved a special one-time cash payment to the two members of our Special Committee in the amount of $20,000, for their service on the Special Committee.

(2)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2007 related to grants of stock options to our non-employee directors in fiscal 2007 and prior years, to the extent we recognized compensation costs in fiscal 2007 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended June 30, 2007, referred to in this proxy statement as our 2007 Form 10-K. The following table shows the portion of the overall amount of the compensation cost in fiscal 2007 attributable to each award:

			Shares
			Underlying
			Options with
			Fiscal 2007	Compensation
	Option		Compensation	Cost in
Director	Grant Date	Exercise Price	Cost	Fiscal 2007

Glen M. Antle	03/24/2005	$8.75	50,000	$80,717
Brian R. Bachman	05/22/2007	$21.02	50,000	$19,575
Hans Geyer	05/22/2007	$21.02	50,000	$19,575
Millard Phelps	03/24/2005	$8.75	50,000	$80,717
Raymond K. Ostby	07/06/2006	$16.34	50,000	$146,057
Former Directors:
Yasushi Chikagami	03/24/2005	$8.75	50,000	$80,717
Frank C. Lin	07/26/2005	$13.99	200,000	$562,803
	08/28/2003	$0.785	707,200	$1,442,637
John Luke	03/24/2005	$8.75	50,000	$80,717

The grant date fair value of the options was estimated using the Black Scholes option pricing model, in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black Scholes model.

(3)	Represents value of televisions sets containing Trident video processing circuitry provided to members of the Board of Directors as of December 2006.

(4)	Mr. Lin received no compensation for his service on the Board of Directors. Compensation paid to him as Chief Executive Officer is disclosed in the Summary Compensation Table below.

The following table sets forth information concerning the compensation earned during the fiscal year ended June 30, 2006 by each individual who served as a director at any time during the fiscal year:

2006 Director Compensation

	Fees Earned or	Option Awards
Name	Paid in Cash ($)(1)	($)(2)	Total ($)

Glen M. Antle	$37,000	$80,717	$117,717
Brian R. Bachman	—	—	—
Hans Geyer	—	—	—
Millard Phelps	$36,250	$80,717	$116,967
Raymond K. Ostby	—	—	—
Former Directors:
Yasushi Chikagami	$29,000	$80,717	$109,717
John Luke	$35,750	$80,717	$116,467
Frank C. Lin(3)	—	—	—

(1)	For a description of annual non-employee director retainer fees and per meeting fees, see the disclosure above under “Cash Compensation.”

(2)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2006 related to grants of stock options to our non-employee directors in fiscal 2006 and prior years, to the extent we recognized compensation costs in fiscal 2006 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended June 30, 2006, referred to in this proxy statement as our 2006 Form 10-K. The following table shows the portion of the overall amount of the compensation cost in fiscal 2006 attributable to each award:

			Shares
			Underlying
			Options with
			Fiscal 2006	Compensation
	Option		Compensation	Cost in
Director	Grant Date	Exercise Price	Cost	Fiscal 2006

Glen M. Antle	03/24/2005	$8.75	50,000	$80,717
Brian R. Bachman	—	—	—	—
Hans Geyer	—	—	—	—
Millard Phelps	03/24/2005	$8.75	50,000	$80,717
Raymond K. Ostby	—	—	—	—
Former Directors:
Yasushi Chikagami	03/24/2005	$8.75	50,000	$80,717
Frank C. Lin	07/26/2005	$13.99	200,000	$522,713
	08/28/2003	$0.79	707,200	$1,442,637
John Luke	03/24/2005	$8.75	50,000	$80,717

The grant date fair value of the options was estimated using the Black Scholes option pricing model, in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. The actual value, if any, that a director may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by a director will be at or near the value estimated by the Black Scholes model.

(3)	Mr. Lin received no compensation for his service on the Board of Directors. Compensation paid to him as Chief Executive Officer is disclosed in the Summary Compensation Table below.

Recent Changes to Director Compensation.  In July 2007, the Board of Directors, upon the recommendation of the Compensation Committee, adopted changes to non-employee director compensation, after reviewing data provided by Radford Consulting, a division of Aon Corporation and an independent compensation consulting firm retained to perform a study on behalf of the Compensation Committee (“Aon/Radford”). After reviewing market, proxy and survey data provided by Aon/Radford and the analysis that they performed, the Compensation Committee recommended, and the Board of Directors adopted the following cash compensation payable to non-employee members of the Board of Directors for their service as Board members, effective as of October 1, 2007:

Annual Cash Payment

All Board Members	$35,000
Audit Committee Member	$10,000
Audit Committee Chair	$20,000
Compensation Committee Member	$6,000
Comp Committee Chair	$12,000
Corporate Governance and Nominating Committee Member	$4,000
Corporate Governance and Nominating Committee Chair	$8,000

The Compensation Committee and the Board of Directors determined to set the fee payable to the Chair of the Board of Directors after we hired a new Chief Executive Officer.

After reviewing data provided by Aon/Radford, the Compensation Committee also recommended, and the Board approved, changes to equity awards to be granted to non-employee directors, and agreed that each person first elected or appointed as a non-employee director shall be granted, pursuant to our 2006 Equity Incentive Plan, on the date of such initial election or appointment, automatically and without further action of the Board of Directors, an option (an “Initial Option”) to purchase 25,000 shares of common stock (such number being subject to pro rata adjustment upon a change in our capital structure); provided, however, that a member of the Board of Directors who previously did not qualify as a non-employee director is not entitled to receive an Initial Option in the event that such director subsequently becomes a non-employee director. Each Initial Option shall have an exercise price per share equal to the closing sale price per share of our common stock on the date of grant of such option, as quoted on the Nasdaq Global Market, shall have a term of ten years and, subject to the director’s continued service, shall vest and become exercisable in three substantially equal annual installments on the first three anniversaries of the date of grant of the Initial Option.

In addition, each non-employee director (including any member of the Board of Directors who previously did not qualify as a non-employee director but who subsequently becomes a non-employee director) shall be granted, on the date immediately following the date of each annual meeting of our stockholders, automatically and without further action of the Board of Directors, a restricted stock award (an “Annual Restricted Stock Award”) equal to such number of shares determined by the stock price to be equal to $120,000 on the date of the award; provided, however, that a non-employee director who has not served continuously as a member of the Board of Directors for at least six months as of the date immediately following such annual meeting shall not receive an Annual Restricted Stock Award. Each Annual Restricted Stock Award shall vest on the day immediately preceding the first annual meeting occurring after the date of grant of the Annual Restricted Stock Award.

Directors’ Stock Ownership Guidelines

To encourage directors to have a direct and material investment in shares of our common stock, and to further align their interests with the interests of our stockholders, the Board of Directors adopted stock ownership guidelines in July 2007, which requests that directors who are not employees acquire and maintain a minimum of $105,000 in value of shares of our common stock during the three year term of their service on the Board. Board members in place as of the date on which this Policy was adopted are encouraged to purchase the number of shares of common stock necessary to bring their equity interest in us to the $105,000 level on or before three years from July 2007. Future members of the Board of Directors will be encouraged to attain the requested ownership level within a period of three years from the date on which their service begins. The value of the shares held by members of the Board of Directors shall be determined upon the greater of the aggregate purchase price paid for such shares or the current market price. Ownership shall be computed in terms of shares of our common stock owned outright, without taking into account the value of stock options or other securities convertible into shares of our common stock.

PROPOSAL NO. 3

RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2008. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in Trident’s and our stockholders’ best interests.

PricewaterhouseCoopers LLP has audited our consolidated financial statements annually since the fiscal year ended June 30, 1991. A Representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting and to be available to respond to appropriate questions.

The following table sets forth the aggregate fees billed to us for the fiscal years ended June 30, 2005, June 30, 2006 and June 30, 2007 by PricewaterhouseCoopers LLP:

	Fiscal 2005	Fiscal 2006	Fiscal 2007

Audit Fees	$754,000	$745,000	$3,140,000
Audit-Related Fees	$61,000	$50,000	—
Tax Fees	$157,000	$168,000	$153,000
All Other Fees	$2,000	$2,000	$2,000
Total	$974,000	$965,000	$3,295,000

Audit Fees.  Consist of fees billed for professional services rendered for the audit of our consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. The fiscal 2007 audit fees were substantially higher than in prior years primarily due to the additional time required to review and audit our restated financial statements in connection with the investigation of our historical stock option granting practices and related accounting.

Audit-Related Fees.  Consists of fees, billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under Audit Fees. These services include accounting consultations in connection with restructuring, attest services that are not required by state or regulation and consultations concerning financial accounting and reporting standards.

Tax Fees.  Consists of fees billed for professional services for tax compliance, tax advice and tax planning. These services include assistance regarding federal, state and international tax compliance, tax audit defense, customs and duties, mergers and acquisitions, and international tax planning.

All Other fees.  The nature of the other services included subscription to an online accounting, auditing and reporting library and other miscellaneous services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm.

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm, which is PricewaterhouseCoopers LLP. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. PricewaterhouseCoopers LLP and management are required to periodically report to the Audit Committee regarding the extent of services provided by PricewaterhouseCoopers LLP in accordance with this pre-approval policy.

Required Vote

Approval of this proposal requires the affirmative vote of a majority of the votes cast affirmatively or negatively on the proposal at the Annual Meeting of stockholders, as well as the presence of a quorum representing a majority of all outstanding shares of our common stock, either in person or by proxy. Abstentions and broker non-votes will each be counted as present for purposes of determining the presence of a quorum but will not have any effect on the outcome of the proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote “FOR” the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2008.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter adopted by the Board of Directors, the Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities by reviewing financial reports and other financial information provided by Trident to its stockholders and to the Securities and Exchange Commission, Trident’s internal control structure, external audit process, risk management process, and other matters relating to its accounting and financial reporting process.

Management is responsible for the preparation, presentation and integrity of Trident’s financial statements; accounting and financial reporting principles; establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rule 13a-15(e)); establishing and maintaining internal control over financial reporting (as defined in Exchange Act Rule 13a-15(f)); evaluating the effectiveness of disclosure controls and procedures; evaluating the effectiveness of internal control over financial reporting; and evaluating any change in internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting. PricewaterhouseCoopers LLP is responsible for performing an independent audit of the consolidated financial statements and expressing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America, as well as expressing an opinion on the effectiveness of internal control over financial reporting.

Management has implemented a process of documenting, testing and evaluating Trident’s system of internal controls over financial reporting in accordance with the requirements of the Sarbanes-Oxley Act of 2002. The Audit Committee is kept apprised of the progress of the evaluation and provides oversight and advice to management. At the conclusion of the process, management provides the Audit Committee with and the Audit Committee reviews a report on the effectiveness of Trident’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in each of the Annual Reports on Form 10-K for the fiscal years ended June 30, 2006 and June 30, 2007 filed with the Securities and Exchange Commission, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm included in each such Annual Report on Form 10-K related to its integrated audit of Trident’s (i) consolidated financial statements and financial statement schedule for fiscal 2006 and fiscal 2007, respectively, (ii) management’s assessment of the effectiveness of internal control over financial reporting for fiscal 2006, and (iii) the effectiveness of internal control over financial reporting for fiscal 2006 and 2007.

The Audit Committee reviewed the Quarterly Report on Form 10-Q for each quarter of fiscal 2006 and fiscal 2007 prior to its filing with the Securities and Exchange Commission, as well the financial information contained in each quarterly earnings and annual earnings announcement prior to its release.

The Audit Committee met in executive session at each in-person meeting. During these sessions, the Audit Committee met privately with PricewaterhouseCoopers LLP, which has unrestricted access to the Audit Committee.

In discharging its oversight responsibility for the audit process, the Audit Committee received a letter from PricewaterhouseCoopers LLP regarding the firm’s independence, as required under Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” as amended by the Independence Standards Board. In addition, the Audit Committee discussed PricewaterhouseCoopers LLP’s independence from Trident and its management, and considered whether the provision of any non-audit services was compatible with maintaining its independence.

The Audit Committee discussed and reviewed with PricewaterhouseCoopers LLP the matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees” and, with and without management present, discussed and reviewed the results of PricewaterhouseCooper’s examination of the financial statements.

The Audit Committee reviewed and discussed the audits of the financial statements and internal controls over financial reporting of Trident as of and for the years ended June 30, 2006 and June 30, 2007, with management and PricewaterhouseCoopers LLP. The Audit Committee discussed with management and PricewaterhouseCoopers LLP the quality of Trident’s internal controls over financial reporting, and the material weaknesses disclosed in such reports.

Based upon the Audit Committee’s review and discussions with management and PricewaterhouseCoopers LLP described in this report, the Audit Committee recommended to the Board of Directors that Trident’s Annual Reports on Form 10-K include the audited financial statements for the fiscal years ended June 30, 2006 and June 30, 2007, respectively. The Audit Committee also reappointed PricewaterhouseCoopers LLP to serve as independent registered public accounting firm for the fiscal year ending June 30, 2008, and requested such appointment be submitted to the stockholders for ratification at their 2007 Annual Meeting.

Each of the members of the Audit Committee is independent as defined under the listing standards of the NASDAQ Stock Exchange and the rules of the Securities and Exchange Commission.

AUDIT COMMITTEE

Raymond K. Ostby, (Chairman)
Millard Phelps
Hans Geyer

PRINCIPAL STOCKHOLDERS AND STOCK OWNERSHIP BY MANAGEMENT

The following table sets forth, as of September 30, 2007, certain information with respect to the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) each of our directors and director-nominees, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all directors and executive officers of Trident as a group.

	Number of Shares
	Beneficially
Beneficial Owner(1)	Owned(2)	Percent(3)

Beneficial Owners of in Excess of 5% (other than directors and named executive officers)
Wellington Management Company, LLP(4)	6,227,126	10.48%
75 State Street Boston, MA 02109
Adage Capital Partners, L.P.(5)	3,281,000	5.52%
200 Clarendon Street, 52nd Floor Boston, MA 02116
Named Executive Officers(7)
Glen M. Antle(8)	73,334	*
Jung-Herng Chang(9)	837,887	1.40%
John S. Edmunds(10)	271,467	*
David L. Teichmann(11)	30,000	*
Chris P. Siu(12)	15,000	*
Directors
Brian R. Bachman	0	*
Hans Geyer	0	*
Raymond K. Ostby(13)	16,667	*
Millard Phelps(14)	33,334	*
Directors and executive officers as a group (9 persons)(15)	1,277,689	2.11%

*	Less than 1%.

(1)	Except as otherwise indicated, the persons named in this table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable and to the information contained in the footnotes to this table.

(2)	Under the rules of the Securities and Exchange Commission, a person is deemed to be the beneficial owner of shares that can be acquired by such person within 60 days upon the exercise of options.

(3)	Calculated on the basis of 59,404,296 shares of common stock outstanding as of September 30, 2007, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after September 30, 2007 pursuant to grants of stock options or awards of restricted stock are deemed to be outstanding and beneficially owned by the person holding such options or restricted stock for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(4)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 14, 2007 by Wellington Management Company LLP. Included in these shares are 2,395,500 shares over which Wellington Management has sole voting authority and 2,877,526 shares over which it has no voting authority. Also included are 916,200 shares over which Wellington Management Company shares investment discretion and voting authority with Welling Trust Company NA, and 37,600 shares over which it shares investment discretion but has no voting authority with Wellington International Management Co. Pte. Ltd.

(5)	Based on a Schedule 13F filed on with the Securities and Exchange Commission August 13, 2007 by Adage Capital Partners, L.P., a Delaware limited partnership. Each of Adage Capital Partners, L.P. (“ACP”), Adage

Capital Partners GP, L.P. (“ACPGP”), Adage Capital Advisors, L.L.C. (“ACA”), Robert Atchinson and Phillip Gross may be deemed to own and share voting and dispositive power with respect to such 3,281,000 shares. ACPGP, the general partner of ACP, has the power to direct the affairs of ACP, including decisions respecting the disposition of the shares of our common stock. Messrs. Atchinson and Gross are the Managing Members of ACA, the managing member of ACPGP, and in that capacity direct ACPGP’s operations.

(6)	Based on a Schedule 13F filed with the Securities and Exchange Commission on August 13, 2007 by Rainier Investment Management, Inc. Rainier Investment Management, Inc. has sole investment discretion over such shares, sole voting authority over 2,167,510 shares and shared voting authority as to 116,750 shares.

(7)	The address of the executive officers and directors is c/o Trident Microsystems, Inc., 3408 Garrett Drive, Santa Clara, California 95054.

(8)	Includes 73,334 shares subject to options exercisable by Mr. Antle within sixty days of September 30, 2007.

(9)	Includes 651,667 shares subject to options exercisable by Mr. Chang within sixty days of September 30, 2007. Also includes 60,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Chang’s employment terminate prior to vesting.

(10)	Includes 251,467 shares subject to options exercisable by Mr. Edmunds within sixty days of September 30, 2007. Also includes 20,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Edmund’s employment terminate prior to vesting.

(11)	Includes 30,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Teichmann’s employment terminate prior to vesting.

(12)	Includes 15,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should Mr. Siu’s employment terminate prior to vesting.

(13)	Includes 16,667 shares subject to options exercisable by Mr. Ostby within sixty days of September 30, 2007.

(14)	Includes 33,334 shares subject to options exercisable by Mr. Phelps within sixty days of September 30, 2007.

(15)	Includes 1,071,469 shares subject to options that are currently exercisable or will become exercisable within 60 days after September 30, 2007 beneficially owned by executive officers and directors, and 125,000 shares of restricted stock that have not yet vested and are subject to repurchase by Trident should the employee’s employment terminate prior to vesting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and certain officers, and persons who own more than ten percent of a registered class our equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. The SEC requires officers, directors and greater than ten percent beneficial owners to furnish us with copies of all Forms 3, 4 and 5 they file.

We believe that all of our officers, directors and greater than ten percent beneficial owners complied with all their applicable filing requirements during the fiscal years ended June 30, 2006 and June 30, 2007. This is based on our review of copies of Forms 3, 4 and 5 we have received and of written representations from certain persons that they were not required to file a Form 5.

EQUITY COMPENSATION PLAN INFORMATION

We currently maintain four equity incentive plans that provide for the issuance of our common stock to officers, directors, employees and consultants. These plans consist of the 2006 Equity Incentive Plan (the “2006 Plan”), the 2005 Stock Option Plan (Option Plan renamed and assumed by us in connection with the TTI acquisition), 2002 Stock Option Plan (the “2002 Plan”) and the 2001 Employee Stock Purchase Plan (the “Purchase Plan”). Options to purchase our common stock remain outstanding under three equity incentive plans which have expired or been terminated: the 1992 Stock Option Plan (the “1992 Plan”), the 1994 Outside Directors Stock Option Plan (the “1994 Plan”) and the 1996 Nonstatutory Stock Option Plan (the “1996 Plan”). All such plans have been approved by stockholders except the 1996 Plan. The following table sets forth information regarding outstanding options and shares reserved for future issuance under the foregoing plans as of June 30, 2007:

			Number of Shares
			Remaining Available
			for Future Issuance
	Number of Shares to		Under Equity
	be Issued Upon	Weighted-average	Compensation Plans
	Exercise of	Exercise Price of	(excluding shares
	Outstanding Options,	Outstanding Options,	reflected in
	Warrants and Rights	Warrants and Rights	column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders	6,691,990 (1)	$6.61	4,485,826 (2)
Equity compensation plans not approved by stockholders(3)	3,110,166 (3)	$7.28	—
Total	9,802,156	$6.82	4,485,826

(1)	Includes 639,000 shares that are reserved and issuable upon exercise of options outstanding under the 1992 Plan, which plan expired on October 16, 2002, 215,000 shares that are reserved and issuable upon exercise of options outstanding under the 1994 Plan, which expired on January 13, 2004, 1,854,735 shares that are reserved and issuable upon exercise of options outstanding under the 2002 Plan, 3,518,855 shares that are reserved and issuable upon exercise of options outstanding under the 2005 Stock Option Plan and 464,400 shares that are reserved and issuable upon exercise of options outstanding under the 2006 Plan.

(2)	Includes 901,128 shares reserved for future issuance under the Purchase Plan, 78,598 shares reserved for future issuance under the 2002 Plan and 3,506,100 shares reserved for issuance under the 2006 Plan.

(3)	Consists of shares subject to options that are outstanding pursuant to the 1996 Plan, which plan was terminated on June 19, 2007.

Material Features of the 1996 Nonstatutory Stock Option Plan

An aggregate of 12,300,000 shares of common stock was reserved for issuance under the 1996 Plan, which plan was terminated on June 19, 2007. The 1996 Plan provides for the granting of nonstatutory stock options to employees and consultants who are not our officers or directors, with exercise prices per share equal to no less than 85% of the fair market value of our common stock on the date of grant. Options granted under the 1996 Plan generally have a 10-year term and vest at the rate of 25% of the shares subject to the option on each of the first four anniversaries of the date of grant. The vesting of options granted under the 1996 Plan will be accelerated in full in the event of a merger of us with or into another corporation in which the outstanding options are neither assumed nor replaced by equivalent options granted by the successor corporation or a parent or subsidiary of the successor corporation. The 1996 Plan was not required to be and has not been approved by our stockholders.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Information about the Executive Officers

As of June 30, 2007, our executive officers, who were elected by and serve at the discretion of the Board of Directors, were as follows:

Name	Age	Position

Glen M. Antle	68	Acting Chief Executive Officer and Chairman of the Board of Directors
Dr. Jung-Herng Chang	51	President
John S. Edmunds	50	Chief Financial Officer
David L. Teichmann(1)	51	General Counsel, Vice President of Human Resources & Corporate Secretary
Chris P. Siu(2)	36	Chief Accounting Officer and Director of Finance
Former Officers
Frank C. Lin(3)	62	Former President, Chief Executive Officer and Chairman of the Board
Peter Jen(4)	61	Former Senior Vice President, Asia Operations and Chief Administrative Officer

(1)	Mr. Teichmann joined effective April 2, 2007.

(2)	Mr. Siu joined effective February 5, 2007.

(3)	Mr. Lin resigned effective November 15, 2006.

(4)	Mr. Jen ceased acting as Chief Accounting Officer on December 3, 2006, and was terminated on April 30, 2007.

Biographical information for Mr. Antle is included above under “Information About our Board of Directors.”

Dr. Jung-Herng Chang joined Trident in July 1992. He was appointed to his present position in November 2005. He was appointed resident of Trident Technologies, Inc. in August 2003, President of Digital Media Business Unit in April 2000, Senior Vice President of Graphics Engineering in January 1998, Vice President, Engineering in January 1995, and served as Chief Technical Officer from July 1992 through January 1995. From October 1988 through July 1992, he was a hardware design manager at Sun Microsystems, Inc. From September 1985 through September 1988, he was a research member at IBM’s Thomas J. Watson Research Center. Dr. Chang holds a Ph.D. in Computer Science and a M.S. in electrical engineering and computer science from the University of California, Berkeley, and a B.S. in electrical engineering from the National Taiwan University.

John S. Edmunds joined Trident in June 2004. Mr. Edmunds was formerly with Zoran Corporation, where he was Vice President of Finance. Previously he served as Senior Vice President/CFO of Oak Technology which was acquired by Zoran in August 2003. Prior to Oak Technology, Mr. Edmunds was Corporate Controller/Director of Internal Audit at Electronics for Imaging. Mr. Edmunds previously held several senior level finance positions during his eleven years at Tandem Computers Corporation as well as during six years with the international accounting firm Coopers and Lybrand. Mr. Edmunds has been a Certified Public Accountant and has a B.S. in finance and accounting from University of California, Berkeley.

David L. Teichmann joined Trident in April 2007. Previously, he was the Senior Vice President, General Counsel and Secretary of GoRemote Internet Communications, Inc., a secure managed global remote access solutions provider, from July 1998 until its acquisition by iPass, Inc. in February 2006. From 1993 to July 1998, he served in various positions at Sybase, Inc., an enterprise software company, including Vice President, International Law as well as Director of European Legal Affairs based in The Netherlands. From 1989 to 1993, Mr. Teichmann was Assistant General Counsel for Tandem Computers Corporation, a fault tolerant computer company, handling legal matters in Asia-Pacific, Japan, Canada and Latin America. He began his legal career as an attorney with the Silicon Valley-based Fenwick & West LLP. Mr. Teichmann holds a B.A. degree in Political Science from Trinity College, an M.A.L.D. degree in Law & Diplomacy from the Fletcher School of Law & Diplomacy and a J.D. degree from the University of Hawaii School of Law. He was also a Rotary Foundation Scholar at the Universidad Central de Venezuela, where he did post-graduate work in Latin American Economics and Law.

Chris P. Siu joined Trident in February 2007. Mr. Siu was formerly with Varian Medical Systems, Inc., a medical device manufacturer, where he served as Corporate Accounting Manager and External Reporting/Consolidation Manager from 2004 to February 2007. Prior to Varian Medical Systems, he was previously associated with the international accounting firms Deloitte & Touche LLP from 2001 to 2004 and Ernst & Young LLP from 1996 to 2001. Mr. Siu holds a B.S. degree in Accounting from Brigham Young University and has been a Certified Public Accountant in California.

In addition, by letter agreement dated September 19, 2007, we appointed Sylvia D. Summers as Chief Executive Officer, commencing on October 17, 2007:

Sylvia D. Summers, age 54, was Executive Vice President, Consumer Smart Card and Industrial Division of Spansion, Inc., a leading Flash memory solutions provider, from September 2005 until September 2007. Ms. Summers was Senior Vice President and General Manager of the Embedded Memory Division of Spansion from March 2004 until September 2005, and from July 2003 through March 2004 she was Spansion’s Vice President and General Manager of the Embedded Media Memory Division. Prior to joining Spansion, from March 2003 through July 2003, Ms. Summers served as vice president and general manager of the embedded business unit for Advanced Micro Devices’ Memory Products business. Prior to joining Advanced Micro Devices, from August 2001 until May 2002, Ms. Summers served as president and chief executive officer of Silvan Networks. Ms. Summers served as group vice president and general manager for the Public Access Management Network Services Group at Cisco Systems from November 1999 until 2001. Ms. Summers was vice president and general manager of the Multi-Platform Group at Storage Technology Corporation from May 1997 until June 1999. She has also held senior-level management positions in systems businesses at Group Bull, Thomson CSF-RCM Division, and Matra Datasystems. She holds a bachelor’s degree in electrical engineering from Ecole Polytecnique Feminine in France and a master’s degree in electrical engineering from the University of California, Berkeley.

Former Officers

Frank C. Lin founded Trident in July 1987 and was its Chief Executive Officer until his resignation, effective November 15, 2006. His career spanned 25 years in the computer and communications industries. Prior to Trident, he was Vice President of Engineering and co-founder of Genoa Systems, Inc., a graphics and storage product company. Before Genoa, Mr. Lin worked for GTE, ROLM, and was a senior manager at Olivetti Advanced Technical Center in Cupertino, California. He holds a M.S. degree in electrical engineering from the University of Iowa and a B.S. in electrical engineering from National Chiao Tung University in Taiwan.

Peter Jen joined Trident in August 1988 and resigned as its Senior Vice President, Asia Operations and Chief Administrative Officer effective December 3, 2006. His employment by Trident was terminated effective April 30, 2007. In February 2006, Mr. Jen was appointed to the position of Chief Administrative Officer. From September 1998 through February 2006, he was Chief Accounting Officer, and from January 1998 to his resignation, he was Senior Vice President, Asia Operations. In April 1995 he was appointed to the position of Vice President, Asia Operations, and served as General Manager of Asia Operations from April 1994 to April 1995. He served as Vice President, Operations from September 1992 to March 1994, and served as Vice President, Finance from October 1990 through August 1992. From September 1985 to July 1988, he was Controller at Genoa Systems, Inc. Prior to that time, Mr. Jen served in finance and operations positions for various corporations, including Bristol-Myers (Taiwan), Pacific Glass Corporation, a subsidiary of Corning Glass Works, and Philips Telecommunicatie Industrie, B.V. Mr. Jen holds an M.B.A. in marketing from Central Missouri State University and a B.S. in Accounting from National Taiwan University.

Compensation Discussion and Analysis

Compensation Philosophy and Objectives

We are engaged in a very competitive industry, and our success depends upon our ability to attract and retain qualified executives. Accordingly, our compensation arrangements must be competitive. The Compensation

Committee’s intent is generally to target salaries, annual incentives and long-term incentive grant values at a range within 20% above or below median levels of our peers, based on the best-available market data. Benefits and other perquisites offered to executives are intended to be competitive with programs offered by other companies against whom we compete for personnel. Actual positioning within this range is based upon a philosophy of pay for performance, with an individual’s experience, potential and contribution to our business determining his or her actual compensation. The Compensation Committee administers the compensation programs for our executive officers, considering this competitive environment, but also believes that the compensation paid to our executive officers should be dependent upon our financial performance and the value that we create for our stockholders. For this reason, the Compensation Committee intends to structure our compensation programs to provide meaningful incentives for the attainment of specific financial objectives and to reward those executive officers who make substantial contributions to the attainment of those objectives, and to link executive officer compensation with performance.

The Compensation Committee’s objectives are to:

•	Attract, retain, and motivate talented executives responsible for the success of the organization;

•	Provide compensation to executives that is externally competitive, internally equitable and performance-based; and

•	Ensure that total compensation levels are reflective of company and individual performance and provide executives with the opportunity to receive above market total compensation for exceptional business performance.

Impact of Stock Option Investigation on Executive Compensation; Changes in Named Executive Officers

In late fiscal 2006 and continuing into fiscal 2007, we commenced a lengthy investigation into our historical stock option grant practices, and, as a result, we made few changes for fiscal 2007 in our compensation packages payable to our executive officers in fiscal 2007. The Compensation Committee considered the impact of the investigation, and the findings derived from the investigation, when establishing compensation packages for fiscal 2007. In addition, the Compensation Committee considered the nature of the remedial measures adopted as a result of the investigation when negotiating compensation packages with newly-hired executive officers, including the stated desire to hire additional senior personnel quickly in the areas of finance, legal and human resources.

As a result of the investigation, we made certain changes to our executive officers during fiscal 2007. Effective November 15, 2006, Mr. Frank L. Lin resigned as our Chief Executive Officer and as a member and Chairman of the Board of Directors. Mr. Lin had founded Trident and served as our Chief Executive Officer and Chairman of the Board of Directors since July 1987. In addition, Mr. Peter Jen ceased acting as Chief Accounting Officer on December 3, 2006, and was terminated on April 30, 2007. Mr. Lin and Mr. Jen would have been included as named executive officers had they remained executive officers as of June 30, 2007.

The Board of Directors instituted a search for a new Chief Executive Officer, resulting in the appointment of Sylvia D. Summers as Chief Executive Officer, effective October 17, 2007. In the interim, the Board of Directors appointed Mr. Glen M. Antle to succeed Mr. Lin as Acting Chief Executive Officer. The Board also appointed Mr. Antle as Chairman of the Board, effective November 14, 2006. Mr. Antle has served as a Trident director since July 1992.

As a result of remedial measures adopted in connection with our investigation, we hired Mr. Chris P. Siu as Chief Accounting Officer and Director of Finance effective February 5, 2007, and Mr. David L. Teichmann as General Counsel, Vice President of Human Resources and Corporate Secretary, effective April 2, 2007. Compensation for each of these two executive officers, together with compensation payable to our existing executive officers Mr. Jung-Herng Chang and Mr. John S. Edmunds, is described in detail below, together with the description of the terms of our employment arrangements with our newly-hired Chief Executive Officer, Sylvia D. Summers. We made no payments to Mr. Lin or Mr. Jen as a result of their termination of employment, other than payment of accrued paid time off owed to them. Mr. Lin was paid for consulting services rendered by him post-termination through April 2007. Mr. Antle received no compensation as Acting Chief Executive Officer during fiscal 2007, although it is expected that he will be awarded compensation for his services now that we have retained a new Chief Executive Officer. In addition, Mr. Antle received compensation for his services as a member of our Board of

Directors, although we have not yet determined the fee payable to Mr. Antle as a result of his services as Chairman of our Board of Directors.

Compensation Process, Peer Group Selection and Benchmarking

Compensation Process

As described above under “Corporate Governance — Information regarding the Committees of the Board of Directors — The Compensation Committee,” pursuant to its charter, the Compensation Committee has responsibility for, among other things, discharging the Board’s responsibilities relating to compensation and benefits of our executive officers, including responsibility for evaluating and reporting to the Board on matters concerning management performance, officer compensation and benefits plans and programs. In carrying out these responsibilities, the Compensation Committee is required to review all components of executive officer compensation for consistency with our compensation philosophy. Historically, our former Chief Executive Officer, Mr. Lin, assisted the Compensation Committee in its deliberations with respect to the compensation payable to our executive officers. Mr. Lin established dates for Compensation Committee meetings, and attended such meetings, excusing himself for discussion of his own compensation.

Following the resignation of Mr. Lin as Chief Executive Officer and Chairman of the Board of Directors, we expanded the size of our Board of Directors, and added three additional independent directors between July 2006 and May 2007. Two prior members of our Board of Directors, including two of the members of the Compensation Committee during fiscal 2006 and most of fiscal 2007, Mr. Yasushi Chikagami and Mr. John Luke, resigned effective May 1, 2007, and Mr. Glen M. Antle resigned as a member of the Compensation Committee effective December 20, 2006. On May 1, 2007, Mr. Millard Phelps and Mr. Raymond K. Ostby were appointed to the Compensation Committee, and Mr. Brian R. Bachman was appointed to the Compensation Committee on May 16, 2007, and elected Chairperson of the Compensation Committee on May 23, 2007. In addition, in May, 2007, we hired David L. Teichmann as General Counsel, Vice President of Human Resources and Corporate Secretary.

Accordingly, beginning in May 2007, the processes followed by the Compensation Committee in setting executive compensation have changed. The Chairman of the Compensation Committee and the other members of the Compensation Committee now determine the compensation process and meeting agendas, with input from the General Counsel, Vice President of Human Resources. The General Counsel, Vice President of Human Resources attends the meetings, and assists in deliberations concerning compensation of our executive officers, other than his own compensation, as well as concerning equity awards granted to our other employees, and the newly-hired Chief Executive Officer is expected to provide similar assistance. In addition, independent legal counsel now attends most meetings of the Compensation Committee. As discussed below, the Compensation Committee has retained the services of an independent compensation consultant, and relies on the advice of such consultant, in determining executive compensation, including in the design and implementation of short-term and long-term incentive compensation.

Role of Management

Prior to or immediately following the beginning of each fiscal year, our former Chief Executive Officer historically provided recommendations to the Compensation Committee concerning the salaries, incentive compensation and bonuses payable to the executive officers, which were then approved by the Compensation Committee, usually without modification. The other executive officers did not play a role in determination of their own compensation, other than discussing individual performance objectives with the Chief Executive Officer, but did recommend compensation payable to personnel reporting to them. In addition, Mr. Chang, as President, frequently consulted with Mr. Lin on compensation matters.

The Compensation Committee determined all compensation actions for the CEO and the executive officers based upon recommendations from the Chief Executive Officer. The Chief Executive Officer assessed each executive officer’s performance for the past fiscal year based upon subjective factors concerning such officer’s individual business goals and objectives, and made specific recommendations to the Compensation Committee for additional adjustments of base salary, target bonus, other cash incentives and equity awards, if appropriate. Management periodically reviewed survey data of compensation packages at comparable companies, and Mr. Lin based recommendations in part on the results of such survey data. The Compensation Committee assessed the performance of the Chief Executive Officer, based on similar quantitative and qualitative assessments, and determined his base salary, target bonus, other cash incentives and equity awards. The Chief Executive Officer was not present at the time the Compensation Committee reviewed his performance and discussed his compensation for fiscal 2006 or fiscal 2007.

Management also provided recommendations to the Compensation Committee regarding all executive plan designs and strategies. These recommendations included financial goals and criteria for our Executive Bonus Plan. Mr. Lin recommended corporate performance metrics that were used to establish performance targets under our Executive Bonus Plan. The Chief Executive Officer proposed these metrics and targets to the Compensation Committee, which were usually based upon our operating plan for the next fiscal year, as approved by the Board of Directors. The Compensation Committee typically adopted the recommendations as proposed, only occasionally with slight modifications. For fiscal 2006 and fiscal 2007, the corporate performance metrics under the Executive Bonus Plan as approved by the Compensation Committee included attainment of operating income and revenue.

During fiscal 2007, after the resignation of Mr. Lin, Mr. Jung-Herng Chang, our President, provided recommendations concerning base salaries and certain bonuses payable to executive officers, as well as concerning equity awards granted to executive officers. The Compensation Committee independently considered the recommendations, and adopted them in part and modified them in part.

In future years, the Compensation Committee expects to consider recommendations from our newly-hired Chief Executive Officer, Sylvia D. Summers, regarding the performance of executive officers and other key employees, the objectives to be established for each executive officer, and the elements of total compensation for the other executive officers. Although it is expected that Ms. Summers will attend certain meetings of the Compensation Committee, and provide input into the compensation payable to executive officers, the Compensation Committee will independently establish guidelines based upon advice from independent advisors and compensation consultants and will work with the Chief Executive Officer to ensure we achieve pay for performance and competitive compensation for our executive officers.

Independent Compensation Consultants

Although management obtained certain survey information periodically concerning executive compensation at peer group companies and, approximately every other year, presented this information to the Compensation Committee, the Compensation Committee did not historically retain independent compensation consultants, nor rely substantially on information or data concerning benefits payable at peer companies provided by compensation consultants.

In July 2007, the Compensation Committee retained the Aon/Radford executive compensation firm, to provide independent compensation consulting services, advice on contemporary compensation treats, and survey and other data concerning compensation payable to similarly-situated executives in comparable companies in our industry. We relied upon the services, advice, survey and other data provided by Aon/Radford in order to determine the base salary, bonus targets and long-term compensation for our executive officers and in connection with our evaluation of the compensation of the members of the Board of Directors. In addition, the Compensation Committee engaged Aon/Radford to consult on the structure and competitiveness of compensation in connection with our search for a new Chief Executive Officer, including change-of-control severance compensation.

Aon/Radford first reviewed our compensation philosophy and guiding principles, proposed a comparative framework which defined specific peer companies and data sources (including specific peer company proxy filings and Radford 2007 High Technology Executive Compensation Survey for high technology companies with revenue between $200 million and $550 million, and the Radford 2007 High Technology Benchmark Compensation Survey for high technology companies with revenue between $200 million and $499.9 million) and a pay positioning guideline to assess the pay levels and pay mix of our executive officers. In a separate review, Aon/Radford provided similar information concerning compensation for members of our Board of Directors. Position matches for our executive officers were reviewed and approved by our Vice President of Human Resources. The Compensation Committee, with input from management, makes adjustments to each individual executive’s proposed compensation above or below our stated philosophy based on the experience of each individual executive, the scope of the individual executive’s position and the executive’s tenure and performance in his or her role. From the results of that assessment, as well as insight into the competitive practices of companies in our industry with a comparable maturity of business, the Compensation Committee established an incentive framework and compensation plan for fiscal 2008 for all executive officers. Aon/Radford presented this report and analysis to the Compensation Committee. The Compensation Committee reviewed and considered the Aon/Radford report and advice when determining the level of compensation for each named executive officer for fiscal 2008, including certain base salary changes, bonus targets, other cash incentives and equity awards.

Throughout this process, the Chairman of the Compensation Committee communicated directly with representatives of Aon/Radford. Representatives of Aon/Radford report directly to the Compensation Committee, and the firm receives no other compensation from us other than for services provided to the Compensation Committee. A representative of Aon/Radford attends meetings of the Compensation Committee on an as-needed basis as requested and provides advice directly to the Chairman of the Compensation Committee. Management does not utilize any other consulting firms to provide services or market data to assist in evaluating our pay practices. We paid the fees charged by Aon/Radford for its engagement by the Compensation Committee with respect to its services related to fiscal 2008 executive officer compensation and its review of compensation payable to our members of the Board of Directors, including equity compensation.

Peer Group Selection and Benchmarking

Although the Compensation Committee has historically sought to set the base salary and total compensation of our executive officers in line with compensation payable to executive officers at companies with which we are competitive for personnel, the Compensation Committee did not retain an independent compensation consultant to advise it on executive compensation until recently. Instead management relied on available survey data when determining executive compensation. In connection with the establishment of fiscal 2007 compensation, the Compensation Committee reviewed materials provided by management that detailed the compensation being paid to our executive officers, including benefits, but did not review formal survey data concerning comparable pay at competitive companies.

As described above under “Independent Compensation Consultants,” in July 2007, the Compensation Committee engaged the executive compensation firm, Aon/Radford to provide data concerning compensation payable to similarly-situated executives in comparable companies in our industry and utilized the survey data provided by Aon/Radford as a comparative framework to define specific peer companies and data sources to be used in the assessment of executive compensation. Public peer data gathered by Aon/Radford was supplemented by appropriate survey sources. For executives, the peer companies were chosen based on industry and size (revenue, market capitalization and number of employees), as the primary source, and secondarily based on the broader technology marketplace based on revenues. All cash compensation data was updated to January 1, 2008 by a 4.3% annual update factor to reflect a common effective date per the 2007 Radford Quarterly Survey of Industry Trends, and survey data and proxy data were blended together to form a market consensus.

The Compensation Committee seeks to set the total compensation of our executive officers close to the 50th percentile, but not greater than the 75th percentile, depending on the experience and performance of the executive. Compensation is considered competitive if base salary is within 85% to 115% of the target pay position, total target cash is within 80% to 120% of the target pay position, and target equity grant values are within 70% to 130% of the target position.

For the Compensation Committee’s deliberations of fiscal year 2008 executive compensation, the Compensation Committee reviewed a Radford Benchmark Survey with a benchmark group composed of the following companies:

•	Actel Corp.

•	AMS Holdings Inc.

•	Cirrus Logic Inc.

•	DSP Group Inc.

•	Genesis Mircochip Inc.

•	Hittite Microwave Corp.

•	Ikanos Communications Inc.

•	Integrated Device Tech Inc.

•	Integrated Silicon Solution

•	Intersil Corp.

•	Microsemi Corp.

•	Mindspeed Technologies Inc.

•	PMC-Sierra Inc.

•	RF Micro Devices Inc.

•	Semtech Corp.

•	Silicon Image Inc.

•	Silicon Laboratories Inc.

•	SIRF Technology Holdings Inc.

•	Smart Modular Technologies (WWH), Inc.

•	Standard Microsystems Corp.

•	Zoran Corp.

It is expected that the general industry peer group may fluctuate from year to year based on the companies that participate in Aon/Radford’s executive survey.

The Compensation Committee determined executive compensation on the basis of this survey data provided by Aon/Radford, and upon recommendations by Mr. Antle, as Acting Chief Executive Officer, and Mr. Chang, as President. In July, 2007, the Compensation Committee discussed the annual employee salary review and proposed salary increases, bonus payments and equity awards. The Compensation Committee reviewed the Aon/Radford survey data relating to employee compensation by category of employee and geographic location, together with the annual focal review conducted by us and the processes followed by management in determining salary, bonus and equity proposals, as presented by Mr. Chang.

Tally Sheets

When reviewing annual executive compensation, the Compensation Committee has generally reviewed the materials provided by management that detailed the compensation being paid to our executive officers, including benefits payable to executive officers, to see compensation trends and to compare increases or decreases year over year. In connection with their review of executive compensation for fiscal 2008, the Compensation Committee reviewed a set of tally sheets that captures a total compensation and benefits picture of each executive to ensure that compensation decisions are made within a holistic framework. The tally sheet provides a broad perspective that covers the normal annual compensation actions as well as an annualized value of the benefits and perquisites the executives receive. Thus, the value of outstanding equity awards, health and welfare benefits, pension benefits and perquisites is also considered in additional to an historical perspective of the base annual salary and target and achieved bonuses payable to each executive officer.

Elements of Compensation and How Each Element is Chosen

As indicated above, compensation elements for our executive officers are designed to attract and retain individuals with exceptional ability for these key roles in a very competitive market for such talent. Certain elements of compensation serve other important interests. For example, annual incentive pay is designed to motivate the executive officers to attain vital short-term Company goals. Long-term incentive pay in the form of equity awards vesting over a number of years aligns the executive officer interest with that of shareholders in seeing long-term increases in the value of our shares. The main compensation elements for our executive officers (salary, annual incentive, long-term incentive, and other benefits and perquisites) are described in more detail below.

For fiscal 2006 and fiscal 2007, each executive officer’s compensation generally consisted of three elements: (i) base salary, (ii) cash bonus based upon participation in a bonus pool tied to our attainment of pre-established objectives, and (iii) long-term stock-based incentive awards, in the form of stock options designed to align the interests between our executive officers and our shareholders.

At the time of the hiring of any executive officer, initial base salary generally has been negotiated between such officer and Trident. Generally, such negotiations were conducted by our Chief Executive Officer on our behalf. The Compensation Committee generally consults with our Chief Executive Officer on such negotiations and approves the final compensation package. Our Chief Financial Officer negotiated the compensation payable to our Chief Accounting Officer and Director of Finance, and our Acting Chief Executive Officer negotiated the compensation payable to our General Counsel, Vice President of Human Resources and Corporate Secretary, both of whom were newly hired during fiscal 2007. Such compensation was determined based upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, but were not established based upon any formal survey or other comparative data.

The Compensation Committee is responsible for negotiating the initial base salary for any newly-hired Chief Executive Officer, and negotiated the compensation package with Sylvia D. Summers. In anticipation of such negotiations, we requested Aon/Radford to provide competitive compensation levels for a newly-hired chief executive officer. Aon/Radford used consistent methodology as was used with the other executive positions, and collected both survey and proxy data for a chief executive officer. Aon/Radford provided competitive data at market 50th and 75th percentiles for cash compensation, including base salary, target bonus percentage and target total cash compensation, and equity compensation. Equity compensation data included data about new hire equity grants based on ongoing equity value, and based on the number of options granted. Competitive equity value was converted to a number of options based on our stock price and a value determined under the Black Scholes valuation model.

In its advice on a competitive compensation package for our newly-hired Chief Executive Officer, Aon/Radford also examined survey data as well as proxy data for similarly-sized companies to determine competitive terms of employment agreements, agreements relating to payments on severance of employment, and termination as a result of a change in our control, and provided advice on reasonable and customary provisions included in such agreements. Aon/Radford indicated that its contract recommendations for our new Chief Executive Officer reflect competitive peer practices and its historical market experience. The Compensation Committee considered Aon/Radford’s recommendations, and adopted most of them in its negotiations with Ms. Summers.

Base Salaries

Each fiscal year, the Compensation Committee, in consultation with the Chief Executive Officer and, beginning in fiscal 2008, the Vice President of Human Resources, reviews the base salaries of the executive officers and determines whether any changes are appropriate for the next fiscal year. During such review, the Compensation Committee takes multiple factors into consideration. When setting compensation for fiscal 2006, the Compensation Committee noted the strong growth in revenues in fiscal 2005, primarily due to continued success of our products in the digital process television markets, and noted the performance of our executive officers in achieving such revenue growth. When setting compensation for fiscal 2007, the Compensation Committee noted the significant increase in digital media product revenues in fiscal 2006 from fiscal 2005, attributed to continued success of our digital media products comprising predominantly our Super Video Processor family of products in the digital television markets, and the substantial impact that the efforts of our executive officers had in achieving such revenue growth. However, the Compensation Committee also took account of the commencement of our investigation into our historical stock option granting practices and related accounting, adopted recommendations of the Chief Executive Officer for the base salary for each executive officer.

Base salaries of the executive officers are targeted at a competitive market median on a job-by-job basis with individual variations explained by differences in experience, skills and sustained performance. The Compensation Committee generally reviews the executive officers’ salaries on an annual basis or at the time of promotion or a substantial change in responsibilities, and conducted such a review in June and July 2006 for fiscal 2007 compensation, and in July 2007 for fiscal 2008. Adjustment of annual salaries is expected to occur after the annual focal review conducted by us and the processes followed by management in determining salary, bonus and equity proposals. For fiscal 2006 and fiscal 2007, the results of such focal review were presented by Mr. Lin; for fiscal 2008 compensation, the results of such review were presented by Mr. Chang, and in future years, it is expected that such information will be provided by the Chief Executive Officer. In June 2006, the Compensation Committee evaluated the 2006 performance of each of the executive officers, the competitive benchmark information related to each such officer’s compensation and other appropriate factors.

Based on such evaluation, our Former Chief Executive Officer Frank C. Lin, and other executive officers Jung-Herng Chang, John S. Edmunds and Peter Jen received increases in their base salaries for fiscal 2007, receiving $600,000, $350,000, $270,000, and $275,000, respectively (on an annualized basis). Mr. Lin terminated his employment with us effective November 15, 2006, and received no compensation from us for services rendered after that date, other than compensation paid to him for consulting services performed following his termination during the period November 15, 2006 through April 25, 2007, described below under “Executive Employment Agreements.” Mr. Lin was also paid an expense allowance for international housing and hardship as a result of the amount of travel to Shanghai and Taiwan that he was required to do on our behalf; the amount payable as a housing and expense allowance for this purpose was left at the same level for fiscal 2007 as was paid in fiscal 2006. See the disclosure of such payments under “Summary Compensation Table” below for further details.

For fiscal 2008 compensation, the Compensation Committee commissioned a survey to determine the competitive position of our compensation levels, and targeted base salary for each executive officer at the 50th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we directly competes in our hiring and retention of executives. As discussed above, the Compensation Committee utilized survey data from Aon/Radford for executive positions in peer companies based on industry and size (revenue, market capitalization and number of employees). After determining such market data for each executive officer’s position, the Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities and his or her performance in the applicable role Aon/Radford found that the majority of our executive officers had base salaries that fell within the market 50th percentile competitive range.

The compensation and equity awards made to our General Counsel, Vice President of Human Resources and Corporate Secretary, and our Chief Accounting Officer and Director of Finance in fiscal 2007 were determined by the terms of the letter agreement that we entered into with each of them prior to the commencement of their respective employment with us in April 2007 and February 2007, respectively, and therefore no increases were made in their base salaries for fiscal 2008. The compensation and equity awards payable to our newly-hired Chief Executive Officer were determined by the terms of the letter agreement that we entered into with her prior to the commencement of her employment with us in October 2007.

After reviewing the data described above, in July 2007, the Compensation Committee evaluated the 2007 performance of each of the executive officers, the competitive benchmark information related to each such officer’s compensation and other appropriate factors. Based on such evaluation, the Compensation Committee approved the following compensation packages for fiscal 2008. No increase was provided to Mr. Teichmann or Mr. Siu, who continued to be paid in accordance with the terms of the agreements negotiated with us upon their hiring.

			Fiscal 2007		Fiscal 2008
Name	Current Base	Fiscal 2008 Base	Bonus Payable	Spot Bonus	Target Bonus

Jung-Herng Chang	$350,000	$400,000	$347,068	$150,000	90%
John S. Edmunds	$270,000	$288,000	$223,115	$100,000	75%
David L. Teichmann	$285,000	$285,000	$60,000	—	75%

In addition, Glen M. Antle served as Acting Chief Executive Officer from November 15, 2007, until October 17, 2007, when we hired Sylvia D. Summers as Chief Executive Officer. He remains Chairman of our Board of Directors. During the period of time he served as Acting Chief Executive Officer, Mr. Antle received no compensation, other than compensation he received for his services as a member of the Board of Directors. (see “Directors’ Compensation” elsewhere in this proxy statement.) However, the Compensation Committee expects to award Mr. Antle fees for his services as Acting Chief Executive Officer, now that a Chief Executive Officer has been hired, and to reward him for the substantial time and effort spent as Acting Chief Executive Officer over and above his duties as Chairman of the Board of Directors.

Annual Incentive Compensation

Executive officers are eligible for incentive compensation annually under our non-shareholder-approved Executive Bonus Plan. Within this plan, the Compensation Committee establishes annual incentive compensation that is based upon target awards expressed as a percentage of each executive’s base salary. Payments under the Executive Bonus Plan are determined based upon Company performance against pre-established financial targets.

The Compensation Committee targets total cash based upon performance at the 50th to 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom Trident directly competes in our hiring and retention of executives

2006 and 2007 Executive Bonus Plan

On July 26, 2005, the Compensation Committee first approved the terms of our Executive Bonus Plan. The amount of the total target bonus payable to each executive officer varies based upon the position and responsibilities of the employee and ability to impact overall Company performance, and is set at the beginning of the year as a percentage of such employee’s base annual salary. The intent of the new targets is to provide a competitive level of compensation when the individual and Trident achieve performance objectives approved by the Compensation Committee. The Compensation Committee determined that an increasingly higher proportion of total cash compensation would be at risk and payable only upon achievement of Company performance, that the more senior the officer, the greater responsibility for overall Company performance, and the greater the ability to impact Company performance. The Compensation Committee determined that performance metrics under the Executive Bonus Plan would be tied to company performance only, without individual performance requirements, given the need for the executive officers to work together in order to achieve the rapid revenue growth expected, and in order to maintain efficiency in order to meet operating income targets set by Trident.

Under the Executive Bonus Plan, cash bonuses will be paid to executive officers based upon Trident’s revenue and operating income before taxes for the fiscal year. The performance of executive officers will be measured against established revenue and operating income targets, in accordance with the operating plan for fiscal 2006 approved by the Board of Directors. A portion of the bonus is based upon achievement of operating income targets and a portion is based upon achievement of revenue targets. Achievement of target for each measure represents a performance score of 100%; any increases above or decreases below the target measure results in a increase or decrease, as applicable, in the performance score. Operating income is defined as operating income before taxes. If we achieved target operating income and target revenue under the Bonus Plan, the bonus payable would be 100%. If we achieved other than target operating income or target revenue, the amount of the bonus payable scales up or down linearly based upon the following formula:

% of Operating Income Target x % of Revenue Target x Target Bonus = Bonus

In no event shall the total bonus payable to an executive officer under the Bonus Plan exceed two times such officer’s annual base salary.

The target bonuses were established as a percentage of base salary, and for each of our four executive officers for fiscal 2006 were as follows:

Name	Target Bonus

Frank C. Lin	75	% of base salary
Jung-Herng Chang	65	% of base salary
John S. Edmunds	60	% of base salary
Peter Jen	50	% of base salary

Accordingly, the Compensation Committee approved the following bonuses payable to executive officers for fiscal 2006:

Name	Fiscal 2006 Bonus

Frank C. Lin	$607,491
Jung-Herng Chang	$302,161
John S. Edmunds	$211,301
Peter Jen	$151,044

These bonus amounts were approved pursuant to the Executive Bonus Plan and were determined based on our performance during fiscal 2006 as measured against performance measures for revenue and operating income before taxes established early in fiscal 2006.

On July 25, 2006, the Compensation Committee approved the terms of our fiscal 2007 Executive Bonus Plan (the “2007 Bonus Plan”). The 2007 Bonus Plan again provided for the payment of cash bonuses based upon target operating income and target revenue objectives. The Compensation Committee determined to increase the size of the targeted bonuses payable to executive officers from those set for fiscal 2006 under the Bonus Plan, in order to reward management for its performance and to continue to incent high performance. Given the revenue and operating growth achieved by Trident, and the expectations for such growth in fiscal 2007, the Compensation Committee wanted to provide incentives to the executive officers to continue to achieve growth beyond plan, reward them for such growth if it is achieved, yet put compensation at risk, so that the interests of the executive officers are aligned with the stockholders, if revenue growth targets are not achieved.

Therefore, for fiscal 2007, the annual incentive award targets for the executive officers ranged from 20% to 100% of base salary, depending on the officer’s position. However, the Committee agreed that the form and structure of the bonus plan would otherwise remain unchanged in fiscal 2007 from that approved for fiscal 2006. Accordingly, the Compensation Committee approved the fiscal 2007 Bonus Plan for executive officers in form, terms and provisions identical to the Bonus Plan approved for fiscal 2006, but with the following increased target bonuses for fiscal 2007:

Name	Target Bonus

Frank C. Lin	100% of base salary
Jung-Herng Chang	90% of base salary
John S. Edmunds	75% of base salary
Peter Jen	50% of base salary

In addition, pursuant to the terms of their offer letters, Mr. David L. Teichmann and Mr. Chris P. Siu were eligible to receive target bonuses of 75% of base salary and 20% of base salary, respectively, prorated for actual time employed, other than Mr. Teichmann.

For purposes of calculating payments under the 2007 Bonus Plan, we achieved 107.4% of the operating income target, and 105.2% of the revenue target, based on our operating income and revenue for fiscal 2007. Accordingly, 110% of the target bonus was actually earned by the executive officers under the 2007 Bonus Plan, other than by Mr. Teichmann. Pursuant to the terms of his offer letter, Mr. Teichmann was guaranteed payment of an incentive bonus in the amount of no less than $60,000 for the period from his employment start date through June 30, 2007, payable on or before July 31, 2007.

Because our former Chief Executive Officer, Mr. Lin, resigned effective as of November 15, 2006, and Peter Jen’s employment was terminated prior to the fiscal year end, neither Mr. Lin nor Mr. Jen earned any amounts under the 2007 Bonus Plan

Accordingly, the Compensation Committee approved the following bonuses payable to executive officers for fiscal 2007:

Name	Fiscal 2007 Bonus

Jung-Herng Chang	$347,068
John S. Edmunds	$223,115
David L. Teichmann	$60,000
Former Officers:
Frank C. Lin	0
Peter Jen	0

In fiscal 2007, Mr. Siu did not participate in the Executive Bonus Plan and instead was paid a bonus based on an evaluation of his performance by and recommendation of our Chief Financial Officer.

2008 Executive Bonus Plan

The Compensation Committee noted that, based on the data provided by Aon/Radford described above, our short-term incentive targets approximate the market 75th percentile for many of our executives. Our more senior executives are more highly leveraged than the market, reflecting our desire to put more compensation at risk for more senior executive officers. For fiscal 2008, the Compensation Committee is working with our compensation consultant, Aon/Radford, to reassess the process for determining the design and terms of our 2008 Executive Bonus Plan. However, the Compensation Committee has established the following as the target bonus amounts for fiscal 2008:

Name	Target Bonus

Sylvia D. Summers	100% of base salary
Jung-Herng Chang	90% of base salary
John S. Edmunds	75% of base salary
David L. Teichmann	75% of base salary

Until the design and terms of the 2008 Executive Bonus Plan have been established, however, we cannot assess the difficulty of achieving these target bonuses. However, given our revenue and operating income growth in the prior fiscal year, we note that executive officers earned approximately 110% of target bonuses in fiscal 2007.

Negotiated Sign-On Bonuses

In addition to the various cash bonus plans described above, the Compensation Committee, in consultation with the Chief Executive Officer, may agree to grant a sign-on bonus during hiring negotiations with certain executive officers. The Compensation Committee grants such sign-on bonuses as it deems appropriate to attract high quality executives to serve as Trident employees.

For example, in fiscal year 2007, pursuant to the offer letter negotiated between Trident and Mr. Siu, our Chief Accounting Officer and Director of Finance, we paid to Mr. Siu a cash sign-on bonus in the amount of $10,000, upon his commencement of employment. If Mr. Siu terminates his employment with us within two years, he agrees to repay the bonus. In addition, pursuant to the offer letter negotiated between Trident and Mr. Teichmann, our General Counsel, Vice President of Human Resources and Corporate Secretary, we paid to Mr. Teichmann a cash sign-on bonus in the amount of $50,000 upon his commencement of employment. In the event that prior to the first anniversary date of his employment start date he should voluntarily terminate his employment with us other than for Good Reason (as defined in the offer letter), he agreed that we may require him to repay a pro rata share of the sign-on Bonus (calculated as $50,000.00 multiplied by the number of days remaining in the first year divided by 365) within thirty (30) days following the effective date of his voluntary termination of employment.

Pursuant to the offer letter negotiated between Trident and Mr. Teichmann, we will grant to him an additional option to purchase 100,000 shares of our common stock following the completion of his first anniversary of employment, provided that he has achieved personal objectives that our Board of Directors and/or Compensation

Committee will determine in consultation with him. Such award will be in addition to and not in substitution for any stock option grant and/or restricted stock award he may otherwise be eligible to receive in connection with the annual review of executive compensation conducted by the Compensation Committee.

Extraordinary Bonuses

In addition to the Executive Bonus Plan described above, the Board of Directors or the Compensation Committee may agree to grant a bonus to specific employees, including the executive officers, in recognition of extraordinary service to Trident. The Board grants such extraordinary bonuses as it deems appropriate to retain high quality executives to serve as Trident employees.

For example, on July 24, 2007, the Compensation Committee approved the following special bonuses payable to executive officers for fiscal 2007:

Name	Bonus Amount

Jung-Herng Chang, President	$150,000
John S. Edmunds, Chief Financial Officer	$100,000

These special bonuses are separate from and in addition to the fiscal 2007 bonuses payable under the terms of our Executive Bonus Plan, the amount of which were determined in accordance with the parameters of such plan as previously approved and disclosed. These special bonuses are payable, in the case of the President, for his demonstrated leadership during the past fiscal year, and in fulfilling many of the duties previously performed by Trident’s former chief executive officer, and in the case of the Chief Financial Officer, in recognition of the extraordinary amount of additional work required in connection with the Special Committee investigation into Trident’s historical stock option practices, and the preparation of Trident’s restatement of its prior period financial statements.

Equity Compensation Awards

Equity compensation has traditionally been an important element of our executive compensation program, aligning the interests of our executives with those of our stockholders. Because the value of the equity awards will increase only when Trident performs and increases stockholder value, the grant of such equity awards provides long-term incentives to the recipients thereof, including our executive officers. These awards not only serve to align the executives’ interests with those of the stockholders over an extended period of time, but because they also generally are subject to vesting in connection with continued service to us over a specified period of time, these awards serve as an additional retention mechanism. The Compensation Committee believes that both of these elements are important factors in executive compensation.

2006 Equity Incentive Plan

Prior to fiscal 2007, our equity incentive plans generally allowed for the grant of stock options only. The 2006 Equity Incentive Plan (the “2006 Plan”) was adopted by our Board of Directors on April 20, 2006, and approved by stockholders on May 25, 2006, in order to allow us greater flexibility in the awards that we grant.

We operate in a challenging marketplace in which our success depends to a great extent on our ability to attract and retain employees of the highest caliber. One of the tools our Board of Directors regards as essential in addressing these human resource challenges is a competitive equity incentive program. However, we were constrained under our prior benefit plans in the types of incentives we were able to offer. Attracting and retaining talented people, particularly in the Far East, is critical to our ability to continue to succeed in the digital media business. At the time that we adopted the 2006 Plan, many of the stock options that we had granted to employees had vested, dissipating much of their previous retention value and potentially making many of our key employees vulnerable to the recruiting efforts of our competitors, necessitating new awards. The Board of Directors, and the Compensation Committee, both believe it of paramount importance that our employee stock incentive program provide us with a range of incentive tools and sufficient flexibility to permit us to award equity incentives in ways that will make the most effective use of the shares our stockholders authorize for incentive purposes. Accordingly, in 2006 the Board of Directors proposed a new incentive plan that authorizes the grant of restricted stock and other types of equity awards, as well as stock options, in order to supplement and ultimately replace the long-term incentives currently available to us. We intend to use these incentives to attract new key employees and continue to retain existing key employees for our longer-term benefit and in the interests of our stockholders.

In addition, as a result of our adoption of the revised principles governing the accounting treatment of share-based payments, we are now required to record compensation expense in our financial statements for stock options granted to employees, as well as for other types of equity-based incentives that may be provided to employees under the 2006 Plan. Our Compensation Committee believes that, as a result of these accounting changes, other forms of equity compensation will become more prevalent in the future and further believes that we should have compensation alternatives that minimize the expense of those equity-based incentives, minimize the dilution of stockholders’ ownership and voting power in Trident, or that provide a form of incentive that may previously have been desirable but would have resulted in disadvantageous accounting treatment compared to traditional stock options.

The 2006 Plan approved by our stockholders provides a number of alternatives to stock options. In addition to stock options, the 2006 Plan also authorizes the grant to employees and consultants of stock appreciation rights, restricted stock and restricted stock unit awards, performance share and performance unit awards, deferred compensation awards and other stock-based or cash-based awards. Furthermore, the 2006 Plan authorizes the grant, within maximum shares limits specified by the plan, of awards of stock options, stock appreciation rights, restricted stock and restricted stock units to non-employee directors on a periodic, nondiscriminatory basis. We believe that the ability to grant incentive awards other than stock options will be an important component of compensation for our company in the future. The 2006 Plan authorizes the issuance of an additional 4,350,000 shares to the shares available for issuance under our other stock option plans.

Under the 2006 Plan:

•	Stock options and stock appreciation rights may not be repriced without the approval of our stockholders.

•	No discount from fair market value is permitted in setting the exercise price of stock options and stock appreciation rights.

•	Each share subject to a “full value” award (i.e., an award settled in stock, other than an option, stock appreciation right or other award that requires the participant to purchase shares for monetary consideration equal to their fair market value at grant) will reduce the number of shares remaining available for grant under the 2006 Plan by 1.38 shares.

•	Full value awards granted under the 2006 Plan will be subject to minimum vesting requirements.

•	The number of shares for which awards may be granted to directors in any fiscal year is subject to a specific cap and will be granted automatically on a periodic, nondiscriminatory basis.

•	The 2006 Plan establishes a list of measures of business and financial performance from which the Compensation Committee may construct predetermined performance goals that must be met for an award to vest.

•	The 2006 Plan has a fixed term of ten years.

The 2006 Plan is also designed to preserve our ability to deduct in full for federal income tax purposes the compensation recognized by its executive officers in connection with certain types of awards. Section 162(m) of the Internal Revenue Code generally denies a corporate tax deduction for annual compensation exceeding $1 million paid by a publicly held company to its chief executive officer or to any of its four other most highly compensated officers. However, compensation that is deemed to be “performance-based” under Section 162(m) is generally excluded from this limit. To enable compensation in connection with stock options, stock appreciation rights, certain restricted stock and restricted stock unit awards, performance share and performance unit awards, and certain other stock-based or cash-based awards granted under the 2006 Plan to qualify as “performance-based” within the meaning of Section 162(m), the stockholders are being asked to approve certain material terms of the 2006 Plan. While we believe that compensation in connection with such awards under the 2006 Plan generally will be deductible by Trident for federal income tax purposes, under certain circumstances, such as a change in control of the company, compensation paid in settlement of certain awards may not qualify as “performance-based.”

New Hire Grants

Generally, we grant equity awards to our new employees, including our executive officers, in connection with the start of their employment. At the time of the hiring of any executive officer, equity compensation generally is negotiated between such officer and Trident. Generally, such negotiations are conducted by our Chief Executive Officer on behalf of Trident. The Compensation Committee generally consults with our Chief Executive Officer on such negotiations and approves such negotiated equity compensation for newly-hired executive officers. Our Chief Financial Officer negotiated the equity compensation payable to our Chief Accounting Officer and Director of Finance, and our Acting Chief Executive Officer negotiated the equity compensation to our newly-hired General Counsel, Vice President of Human Resources and Corporate Secretary, both of whom were newly hired during fiscal 2007. Such compensation was determined based upon available information concerning the competitive packages offered to executives in similar jobs at companies with which we are competitive for personnel, but were not established based upon any formal survey or other comparative data. In addition, we took into account the remedial measures adopted by the Board of Directors in connection with our investigation into our historical stock option granting practices and related accounting, under which we agreed to strengthen our accounting staff, and add human resources and legal functions. Accordingly, reflected in the compensation payable to each of these individuals, including the equity compensation, is a recognition of our need to add senior, high quality, experienced individuals in each of these roles, even at the cost of higher compensation levels.

Historically, the Compensation Committee has attempted to negotiate equity compensation for any newly-hired or promoted executive officers between the 50th and 75th percentile, depending on the specific position, of the equity compensation of similarly-situated executives in comparable companies in our industry with whom we directly compete in our hiring and retention of executives (see “Peer Group Selection and Benchmarking,” above). In addition, the Compensation Committee often adjusts such initial equity compensation grants as deemed appropriate to attract or retain specific candidates based on their experience, knowledge, skills and education and our needs.

Historically, all new-hire grants were grants of stock options. New-hire stock options granted to executive officers generally vest as follows: one-fourth vests one year after the officer’s employment start date, and the remaining shares vest annually over the following three years in equal annual installments on the anniversary of the date of grant, subject to the officer’s continued employment with us. However, the Board or the Compensation Committee has approved certain exceptions to such vesting schedules for new-hire and promotional stock option grants in the past, including accelerated vesting under certain circumstances (for example, see “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control” below), and beginning in fiscal 2007, made new-hire awards of restricted stock in addition to grants of stock options. The Compensation Committee expects that future new-hire awards to newly-hired executive officers will consist of both grants of stock options and awards of restricted stock. The Compensation Committee believes that awards of restricted stock represent a good incentive tool to attract and retain executive officers, while the grant of stock options fully align the interests of executive officers with those of our stockholders, by matching the value of the award with an increase in the stock price of our common stock.

Annual Merit Grants

We have typically granted each executive officer an additional stock option grant on an annual basis, with the goal of providing continued incentives to retain strong executives and improve corporate performance. At the beginning of each fiscal year, the Compensation Committee, in consultation with the Chief Executive Officer and, for fiscal 2007, the President and the Vice President of Human Resources, reviews the equity compensation of the executive officers and determines whether any changes are appropriate. During such review, the Compensation Committee takes multiple factors into consideration. For fiscal 2007, no equity grants were made, due to the ongoing investigation into our historical stock option granting practices and related accounting. Accordingly, with respect to merit grants made for fiscal year 2008, the Compensation Committee increased the sizes of the grants for the executive officers for fiscal year 2008 to account for such two-year period and noted that the restricted stock awards made in July 2007 are designed to represent the grants that would have been made following fiscal 2006, and the stock option grants represent the awards following fiscal 2007 performance; provided that no additional grants were made to our General Counsel or our Chief Accounting Officer due to their recent receipt of new-hire option grants.

For fiscal 2008, the Compensation Committee targeted the equity compensation for each executive officer between the 50th and 75th percentile, depending on the specific position, of the compensation of similarly-situated executives in comparable companies in our industry with whom we compete in our hiring and retention of executives. As discussed above, the Compensation Committee utilized the benchmark survey data provided by Aon/Radford. After determining such market data for each executive officer’s position, we determined that the most recent equity grant values, representing fiscal 2006 equity grants for our executive officers, other than those hired in fiscal 2007, for whom the value represents fiscal 2007 equity grants for new hires, are above the market 75th percentile for many executives. However, the Compensation Committee considered each individual’s experience, the scope of such individual’s responsibilities, his or her performance in the applicable role, and his or her expected future contribution to Trident’s goals and stockholder value, in deciding to make additional grants for fiscal 2008.

The Compensation Committee expects that future merit awards will be composed of stock option grants, performance shares and/or awards of restricted stock. The Compensation Committee believes that stock options and performance shares both incorporate a strong pay for performance element and are well aligned with stockholder interests, but that restricted stock may have greater retentive value, which is also strongly aligned with stockholder interests when used selectively. Merit based annual stock option grants or restricted stock awards made to executive officers generally vest annually over the four years following the date of grant in equal installments on the anniversary of the date of grant, subject to the officer’s continued employment with us. However, the Board or the Compensation Committee has approved certain exceptions to such vesting schedules in the past, including accelerated vesting under certain circumstances. For example, see “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control” below.

Award Granting Procedures

In connection with our investigation into our historical stock option granting practices, our Board of Directors adopted new processes with regard to grants of equity compensation awards to members of our Board of Directors, officers, and employees, as follows:

•	All grants of awards to newly-hired employees hires are made by the Compensation Committee or the Board of Directors at regularly scheduled quarterly meetings, unless the Board of Directors or the Compensation Committee determine that unusual circumstances, such as in the case of retention of an executive officer or directors, call for consideration of the grant of awards other than at a regular quarterly Board or Compensation Committee meeting.

•	Consideration of and action with respect to awards takes place at meetings, and not by unanimous written consent.

•	All stock options and stock appreciation rights approved for grant at a regular Board or Compensation Committee meeting are granted effective as of a date which is the later of (i) the second trading day following our public announcement of our financial results for the preceding quarter or (ii) the date of the meeting, unless we anticipate public announcement of material information other than concerning quarterly earnings, in which case the grant date may be deferred until the second trading day after such release. The exercise price of all options and stock appreciation rights granted at regular quarterly meetings is the closing price of our common stock on the date of grant.

•	Upon the recommendation of management, awards granted to our new employees at a regular quarterly meeting of the Board of Directors or the Compensation Committee may have vesting dates that give the optionee credit for the period from his or her date of employment to the date of grant.

•	All references to awards in offer letters or other communications with prospective employees or other service providers will state that the proposed award will be recommended by management but will be subject to approval by the Board of Directors or the Compensation Committee.

These new processes were adopted by the Board in November 2006, and are designed to ensure that we continue to employ best practices and procedures with respect to equity compensation awards. In July, 2007, the Compensation Committee adopted revised procedures covering the grant of awards to newly-hired employees who are not, or not expected to become, executive officers, by establishing a Stock Option Committee to make equity awards to newly-hired employees pursuant to pre-established guidelines that are market-based. Our General Counsel and Chief Financial Officer were appointed as members.

In addition, we monitor the number of shares that we are utilizing for all of our equity compensation programs, including new hire grants, promotional grants and annual merit grants, in order to prudently manage stock option expense and potential dilution of stockholder ownership. The Compensation Committee utilizes the Aon/Radford industry stock option burn rate benchmark data as a cap for our annual stock option pool. As noted above, however, individual grants are based upon competitive data. In compliance with industry best practices and guidance from Institutional Shareholder Services (ISS), the Compensation Committee will annually re-assess what the cap shall be for the next fiscal year. Our dilution rate is measured as a gross number of equity awards in a given year, expressed as a percentage of the outstanding Common Stock at the end of each fiscal year.

For fiscal 2008, the Compensation Committee is working with our compensation consultant, Aon/Radford, to assess alternative forms of equity grants and specifically, as noted above, performance shares.

Market Timing of Equity Awards.

The Compensation Committee does not engage in any “market timing” of equity awards made to the executive officers or other award recipients. As discussed earlier, annual equity awards granted to existing executive officers and employees are made in connection with an annual employee review process that occurs at a predetermined time each year, typically in July. The annual equity awards are made during an open trading window following the public release of our financial results for a completed fiscal period. Accordingly, there is no established practice of timing our awards in advance of the release of favorable financial results or adjusting the award date in connection with the release of unfavorable financial developments affecting our business. Equity awards for newly-hired employees, including newly-hired executive officers, are normally made within one month, after the employee’s actual commencement of employment. Under our current practice, equity awards for all officers are made by the Compensation Committee and equity awards for other eligible individuals are made by the Stock Option Committee. It is our intent that all stock option grants, whether made by the Compensation Committee or the Stock Option Committee, have an exercise price per share equal to the closing selling price per share on the grant date.

Stock Ownership Guidelines

At present, we do not have any equity or security ownership requirements for our executive officers, other than our newly-hired Chief Executive Officer. During her employment, Ms. Summers agrees to a guideline of maintaining beneficial ownership of no less than the number of shares of Trident common stock that has a value equal to four times her annual base salary, to be achieved by no later than the fourth anniversary of her employment start date.

To encourage directors to have a direct and material investment in shares of our common stock, and to further align their interests with the interests of our stockholders, the Board of Directors adopted stock ownership guidelines in July 2007, which requests that directors who are not employees acquire and maintain a minimum of $105,000 in value of shares of our common stock during the three year term of their service on the Board. Board members in place as of the date on which this Policy was adopted are encouraged to purchase the number of shares of common stock necessary to bring their equity interest in us to the $105,000 level on or before three years from July 2007. Future members of the Board of Directors will be encouraged to attain the requested ownership level within a period of three years from the date on which their service begins. The value of the shares held by members of the Board of Directors shall be determined upon the greater of the aggregate purchase price paid for such shares or the current market price. Ownership shall be computed in terms of shares of our common stock owned outright, without taking into account the value of stock options or other securities convertible into shares of our common stock.

Internal Pay Equity

In determining the size of equity awards made to our Chief Executive Officer and our other executive officers, the committee is mindful of internal pay equity considerations. Since the equity component represents such a substantial portion of each executive officer’s total direct compensation, the committee expects to continue to grant future equity awards to executive officers with internal equity in mind so that a fair and equitable ratio is maintained between the total direct compensation of our Chief Executive Officer and that of each of our other executive officers.

Change in Control and Severance Agreements

The named executive officers are employed at-will. However, from time to time, we implement plans or enter into agreements that would provide certain benefits payable to certain employees, including in some cases certain executive officers, in connection with the termination of employment, a change in control of Trident or other situations. The Compensation Committee considers such plans, agreements and benefits in order to be competitive in the hiring and retention of employees, including executive officers, in comparison with comparable companies with which we compete for talent. In addition, these benefits are intended to retain our officers during the pendency of a proposed change in control transaction and align the interests of our officers with our stockholders in the event of a change in control. We believe that proposed or actual change in control transactions can adversely impact the morale of officers and create uncertainty regarding their continued employment. Without these benefits, officers may be tempted to leave Trident prior to the closing of the change in control, especially if they do not wish to remain with the entity after the transaction closes, and any such departures could jeopardize the consummation of the transaction or our interests if the transaction does not close and we remain independent. The Compensation Committee believes that these benefits therefore serve to enhance stockholder value in the transaction, and align the officers’ interest with those of our stockholders in change in control transactions.

All such agreements with the named executive officers are described under “Executive Employment Agreements” elsewhere in this proxy statement. The potential payments that each of the named executive officers would have received if a change in control or termination of employment would have occurred on July 1, 2007 are set forth under the section titled “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control” elsewhere in this proxy statement.

Other Benefits

We provide other customary benefits that are comprehensive and apply uniformly to all of our employees, including our executive officers. The purpose of this element of compensation is to provide assurance of financial support in the event of illness or injury, encourage retirement savings and encourage additional equity ownership by our employees.

Our employee benefits program includes medical, dental, prescription drug, Medical Flexible Spending contribution, vision care, disability insurance, life insurance benefits, business travel insurance, 401(k) savings plan with employer match, educational assistance, employee assistance program and holidays, and a vacation allowance. We do not provide a defined benefit retirement pension plan, or the use of company vehicles to our executive officers, although we currently provide a phone and car allowance of up to $15,000.00 per year to some of our executive officers, excluding our Chief Executive Officer, and supplemental life insurance that pays executive officers up to $3,000,000. We believe that these benefits are standard for executive officers at comparable companies with whom we compete for personnel.

In addition, we previously provided to Mr. Lin a housing and living allowance, in connection with his substantial travel to our subsidiaries in China and Taiwan. This allowance was designed to compensate Mr. Lin for the dual costs of living part-time in the United States and part-time in Asia, at our request, given his substantial involvement in sales and marketing activities for us overseas, and the growth of our business in China and Taiwan. We do not make any similar payments to any other executive officer, other than reimbursement of ordinary course travel expenses.

Perquisites

It is not our practice to provide our executive officers with any meaningful perquisites. In 2007 no executive officer received any perquisites that would be required to be reported in the Summary Compensation Table.

Deferred Compensation Programs.

We do not maintain any non-qualified deferred compensation programs for our executive officers or any supplemental executive retirement plans. We believe that the equity award component of each executive officer’s total direct compensation should serve as a major source of wealth creation, including the accumulation of substantial resources to fund the executive officer’s retirement years.

Tax Considerations

The Compensation Committee has considered the provisions of Section 162(m) of the Internal Revenue Code and related Treasury Department regulations, which restrict deductibility of executive compensation paid to our Chief Executive Officer and each of our other most highly compensated executive officers holding office at the end of any year to the extent such compensation exceeds $1,000,000 for any of such officers in any year and does not qualify for an exception under the statute or regulations. Income from options granted under our stockholder-approved stock option plan would generally qualify for an exemption from these restrictions so long as the options are granted by a committee whose members are “outside directors” (as defined by Section 162(m)) and have an exercise price no less than the fair market value of the shares on the date of grant. We expect that the Compensation Committee will continue to be comprised solely of outside directors, and that any options granted to our executive officers will be approved by the Compensation Committee. The Compensation Committee does not believe that in general other components of our compensation will be likely to exceed $1,000,000 for any executive officer in the foreseeable future, and therefore concluded that no further action with respect to qualifying such compensation for deductibility was necessary at this time. In the future, the Compensation Committee will continue to evaluate the advisability of qualifying its executive compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive compensation for deductibility under applicable tax laws as practicable.

CEO Compensation

With respect to the Chief Executive Officer’s compensation, the Compensation Committee utilized the data provided by Aon/Radford described above in its negotiations with Ms. Summers. Pursuant to the terms of her employment offer letter, Ms. Summers will be paid a base salary of $495,000 per year, and be eligible to participate in our executive bonus plan at a rate of up to 100% of her annual base salary. Other details concerning her compensation package are described above in our discussion of our equity awards, and below, under “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

The following Compensation Committee Report is not considered proxy solicitation material and is not deemed filed with the SEC. Notwithstanding anything to the contrary set forth in any of our previous filings made under the Securities Act of 1933, as amended, referred to in this proxy statement as the Securities Act, or under the Exchange Act that might incorporate future filings made by Trident under those statutes, the Compensation Committee Report will not be incorporated by reference into any such prior filings or into any future filings made by the company under those statutes.

REPORT OF THE COMPENSATION COMMITTEE

We, the Compensation Committee of the Board of Directors of Trident Microsystems, Inc., have reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in Trident Microsystems’ Annual Report on Form 10-K for the fiscal year ended June 30, 2007.

THE COMPENSATION COMMITTEE

Brian R. Bachman (Chairman)
Millard Phelps
Raymond K. Ostby

Summary Compensation Table

The following table sets forth information concerning the compensation earned during the fiscal years ended June 30, 2007, and June 30, 2006 by our Chief Executive Officer, our former Chief Executive Officer, our Chief Financial Officer, and our other most highly-compensated executive officers:

2007 SUMMARY COMPENSATION TABLE

						Non-Equity
						Incentive Plan	All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)	($)

Glen M. Antle(6)	2007	—	—	—	—	—	—	—
Acting Chief Executive	2006	—	—	—	—	—	—	—
Officer
Jung-Herng Chang	2007	$350,000	$150,000(7)	—	$532,004	$347,068	$26,254(8)	$1,405,326
President	2006	$330,000	$66,888(9)	—	$499,932	$302,161	$49,264(10)	$1,248,245
John S. Edmunds	2007	$270,000	$100,000(7)	—	$690,074	$223,115	$19,640(11)	$1,302,829
Chief Financial	2006	$250,000		—	$670,029	$211,301	$12,515(12)	$1,143,845
Officer
David L. Teichmann(13)	2007	$71,250	$50,000(14)	$21,740	$75,859	$60,000	$4,000(15)	$282,849
General Counsel, Vice President of Human
Resources and Corporate Secretary
Chris P. Siu(16)	2007	$59,318	$10,000(14)	$28,144	$24,616	$20,000	$866(17)	$142,944
Chief Accounting Officer and Director of Finance
Former Officers:
Frank C. Lin(18)	2007	$225,000	—	—	$2,005,440	—	$695,992 (19)	$2,926,432
Former Chairman and	2006	$575,000	—	—	$1,965,350	$607,491	$619,622(20)	$3,767,463
Chief Executive Officer
Peter Jen(21)	2007	$229,166	—	—	$480,412	—	$66,101(22)	$775,679
Former Senior Vice	2006	$268,000	—	—	$215,814	$151,044	$64,318(23)	$699,176
President, Asia Operations and Chief Administrative Officer

(1)	Includes amounts (if any) deferred at the named executive officer’s option under Trident’s 401(k) plan.

(2)	Performance-based bonuses are generally paid under our Executive Bonus Plan and reported as Non-Equity Incentive Plan Compensation. Except as otherwise noted, amounts reported as Bonus represent discretionary bonuses awarded by the Compensation Committee in addition to the amount (if any) earned under the Executive Bonus Plan.

(3)	The amounts shown are the compensation costs recognized in our financial statements for 2006 related to shares of restricted stock awarded to the executive officer in 2007, to the extent we recognized compensation cost in 2007 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. The fair values of the shares of restricted stock awarded were calculated based on the fair market value of our common stock on the respective grant dates.

(4)	The amounts shown are the compensation costs recognized in our financial statements for fiscal 2006 and fiscal 2007 related to grants of stock options to each named executive officer in fiscal 2006 and fiscal 2007 and prior years, to the extent we recognized compensation cost in fiscal 2006 or fiscal 2007 for such awards in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, Item 15 of our Annual Report on Form 10-K for the year ended June 30, 2007. The following table shows the portion of the overall amount of the compensation cost in 2007 attributable to each award:

			Shares
			Underlying
			Options with
			Fiscal 2007	Compensation
	Option		Compensation	Cost in
Named Executive Officer	Grant Date	Exercise Price	Cost	Fiscal 2007

Glen M. Antle	—	—	—	—
Jung-Herng Chang	07/26/2005	$13.99	160,000	$450,242
	08/28/2003	$0.785	494,000	$81,762
John S. Edmunds	06/14/2004	$6.885	58,000	$56,819
	06/14/2004	$6.885	242,000	$237,073
	06/14/2004	$0.785	52,000	$63,319
	01/01/2005	$0.785	28,000	$51,461
	07/26/2005	$13.99	100,000	$281,401
David L. Teichmann	05/10/2007	—	30,000	$21,740
	05/10/2007	$20.22	19,780	$7,502
	05/10/2007	$20.22	180,220	$68,357
Chris P. Siu	02/20/2007	—	15,000	$28,144
	02/20/2007	$20.87	25,000	$24,616
Former Officers:
Frank C. Lin	07/26/2005	$13.99	200,000	$562,803
	08/28/2003	$0.785	707,200	$1,442,637
Peter Jen	07/26/2005	$13.99	80,000	$225,121
	08/28/2003	$0.785	33,800	$6,729
	09/21/2002	$1.02665	90,000	$50,190
	07/28/2001	$1.46335	150,000	$80,762
	12/20/2000	$1.4375	150,000	$80,933
	10/27/1999	$2.58335	75,000	$36,677

Each of the listed options vests and becomes exercisable in four successive annual installments upon the executive’s completion of each year of service over the four-year service period measured from the grant date and has a maximum term of ten years. Options granted to Mr. Teichmann vest at the rate of 25% on the anniversary of the commencement of his employment with the remaining vesting at the rate of 1/48th per month over the thirty-six months following the first anniversary of his commencement of employment.

(5)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board of Directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each named executive officer for the fiscal years ended June 30, 2006 and June 30, 2007 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” A description of the terms of the Executive Bonus Plan is set forth below under “Grants of Plan-Based Awards” and in the Compensation

Discussion and Analysis, above. In fiscal 2007, Mr. Siu did not participate in the Executive Bonus Plan and instead was paid a bonus based on an evaluation of his performance by our Chief Financial Officer.

(6)	Mr. Antle was appointed Acting Chief Executive Officer on November 15, 2006. He resigned as Acting Chief Executive Officer as of October 17, 2007, upon the appointment of Sylvia D. Summers as Chief Executive Officer. Mr. Antle was not paid a salary as Acting Chief Executive Officer. Mr. Antle remains Chairman of our Board of Directors. Information concerning the compensation payable to Mr. Antle as a member of our Board of Directors is set forth above under “Compensation of Directors.”

(7)	Represents a discretionary bonus paid in recognition of the work performed in connection with the independent investigation into our historical stock options, the filing of restated financial statements, and the adoption of remedial measures, resulting in our becoming current in our filing obligations with the Securities and Exchange Commission.

(8)	Consists of $14,440 for car allowance, $6,214 in supplemental medical healthcare reimbursement, $2,850 for term life insurance premiums, and $2,750 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(9)	Consists of year end bonus paid by Trident Technologies, Inc.

(10)	Consists of $24,431 for payment of accrued paid time out, $14,440 for car allowance, $4,958 in supplemental medical healthcare reimbursement, $2,850 for term life insurance premiums, and $2,625 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(11)	Consists of $12,000 for car allowance, $4,890 for term life insurance premiums, and $2,750 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(12)	Consists of $12,000 for car allowance, $4,890 for term life insurance premiums, and $2,750 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(13)	Mr. Teichmann joined as General Counsel, Vice President of Human Resources and Corporate Secretary on April 2, 2007.

(14)	Represents a sign-on bonus of $50,000 paid to Mr. Teichmann upon his joining Trident as General Counsel, Vice President of Human Resources and Corporate Secretary, and a sign-on bonus of $10,000 paid to Mr. Siu upon his commencement of employment as Chief Accounting Officer and Director of Finance.

(15)	Consists of $2,500 for car allowance and $1,500 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(16)	Mr. Siu joined as Chief Accounting Officer and Director of Finance on February 5, 2007.

(17)	Consists of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(18)	Mr. Lin resigned his employment effective November 15, 2006.

(19)	Consists of $126,918 for payment of accrued paid time off, $45,737 for housing allowance and $152,457 for living allowance, in connection with Mr. Lin’s travel to our subsidiaries in China and Taiwan, and $18,878 for supplemental medial healthcare reimbursement. In addition, we paid consulting fees of $352,000 to Mr. Lin for services performed for us following his termination of employment at the rate of $500 per hour, together with reimbursement of business expenses he incurred on our behalf. We retained Mr. Lin’s consulting services from the date of his termination of employment, through April 2007. We are also providing payments to cover COBRA benefits to Mr. Lin and his family for a period of three years following his termination.

(20)	Consists of $96,751 for payment of accrued paid time off, $118,917 for housing allowance and $381,144 for living allowance, in connection with Mr. Lin’s travel to our subsidiaries in China and Taiwan, $3,895 for supplemental medical healthcare reimbursement, $16,290 for term life insurance premiums, and $2,625 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

(21)	Mr. Jen ceased acting as Chief Accounting Officer on December 3, 2006, and his employment was terminated on April 30, 2007.

(22)	Consists of $58,170 for payment of accrued paid time off, $431 for supplemental medical healthcare reimbursement, and $7,500 for car allowance.

(23)	Consists of $41,229 for payment of accrued paid time off, $9,000 for car allowance, $4,294 for supplemental medical healthcare reimbursement, $7,170 for term life insurance premiums, and $2,625 of matching contributions to the Trident Microsystems, Inc. 401(k) Plan.

Grants of Plan-Based Awards

The following table sets forth certain information with respect to stock and option awards granted during the fiscal year ended June 30, 2007 to our named executive officers:

2007 GRANTS OF PLAN-BASED AWARDS

					All
					Other	All Other
					Stock	Option
					Awards:	Awards:	Exercise	Grant Date
		Estimated Future Payouts Under			Number	Number of	or Base	Fair Value
		Non-Equity Incentive Plan Awards			of Shares	Securities	Price of	of Stock
		(1)(2)			of Stock	Underlying	Option	and
		Threshold	Target	Maximum	or Units	Options	Awards	Option Awards
Name	Grant Date	($)	($)	($)	(#)(3)	(#)(4)	($)	($)(5)

Glen M. Antle	—	—	—	—	—	—	—	—
Jung-Herng Chang	—	0	$315,000	$700,000	—	—	—	—
John S. Edmunds	—	0	$202,500	$540,000	—	—	—	—
David L. Teichmann(6)	05/10/2007	0	$213,750	$570,000	30,000	200,000	$20.22	$2,723,220
Chris P. Siu(7)	02/20/2007	—	—	—	15,000	25,000	$20.87	$586,860
Frank C. Lin(8)	—	0	$600,000	$1,200,000	—	—	—	—
Peter Jen(9)	—	0	$137,500	$550,000	—	—	—	—

(1)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board of Directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each named executive officer for the fiscal year ended June 30, 2006 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” Under the Executive Bonus Plan, cash bonuses are paid to executive officers based upon our revenue and operating income before taxes for the fiscal year. The performance of executive officers is measured against established revenue and operating income targets, in accordance with the operating plan approved by the Board of Directors. A portion of the bonus is based upon achievement of operating income targets and a portion is based upon achievement of revenue targets. Achievement of target for each measure represents a performance score of 100%; any increases above or decreases below the target measure results in a increase or decrease, as applicable, in the performance score. The bonus payable at other hit rates scale up or down linearly based upon a formula whereby the total bonus payable is equal to the percentage of operating income target multiplied by the percentage of the revenue target multiplied by the target bonus. Operating income is defined as operating income before taxes. The total bonus payable to each executive officer under the Executive Bonus Plan shall not exceed two times such officer’s annual base salary, and the maximum amount payable is 200% of such target amount. In fiscal 2007, Mr. Siu did not participate in the Executive Bonus Plan and instead was paid a bonus based on an evaluation of his performance and recommendation of our Chief Financial Officer.

(2)	The threshold amounts included in the table above reflect the minimum payment level under the Executive Bonus Plan, however the Executive Bonus Plan does not have a minimum threshold that has to be reached before payments are triggered. Under the Executive Bonus Plan for fiscal 2007, the target bonus for Mr. Lin was 75% of base salary, for Mr. Chang 90% of base salary, for Mr. Edmunds, 75% of base salary, and for Mr. Teichmann 75% of base salary. In addition, pursuant to the terms of his offer letter, Mr. Teichmann was guaranteed payment of an incentive bonus in the amount of no less than $60,000 for the period from his start date through June 30, 2007. The amount listed for Mr. Teichmann reflects the total amount that could have been earned had he been employed for the full year; Mr. Teichmann joined us in April 2007.

(3)	These amounts relate to shares of restricted stock granted in fiscal 2008, pursuant to our 2006 Equity Incentive Plan. These shares were awarded to each of Mr. Teichmann and Mr. Siu pursuant to the terms of their respective employment agreements with us, which provided that the shares of restricted stock would be awarded upon the filing of a registration statement with the Securities and Exchange Commission covering the registration of shares under our 2006 Equity Incentive Plan. This registration statement was delayed pending the conclusion of our investigation into our historical stock option granting practices, and the filing of all of our delayed periodic reports with the Securities and Exchange Commission. We became current with our filing obligations on August 22, 2007, and filed our registration statement on Form S-8 to register shares issuable under our 2006 Equity Incentive Plan on the same date. The shares of restricted stock awarded to Mr. Teichmann and Mr. Siu are subject to vesting at the rate of 50% upon the second anniversary of commencement of employment with Trident, and 50% in two equal installments upon the third and fourth anniversary of their respective commencement of employment.

(4)	Except as provided below, amounts shown represent options issued under our 2006 Equity Incentive Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

Options granted to Mr. Teichmann vest at the rate of 25% upon the first anniversary of his employment start date, with the remaining shares vesting and becoming exercisable at the rate of 1/48th each month over the thirty-six month period following the first anniversary of his employment start date.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

(5)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R,excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended June 30, 2007. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

The dollar value of restricted stock shown represents the grant date fair value calculated based on the fair market value of our common stock on the respective grant dates. The actual value that an executive will realize on each share of restricted stock award will depend on the price per share of our common stock at the time the shares of restricted stock are sold. There can be no assurance that the actual value realized by an executive will be at or near the grant date fair value of the restricted stock awarded.

(6)	Upon his employment with us, Mr. Teichmann received (i) options to purchase 200,000 shares of our common stock with a grant price equal to $20.22, which was the closing price of our common stock on the Nasdaq Global Market on the grant date, and (ii) 30,000 shares of restricted stock awarded upon the filing of a registration statement with the Securities and Exchange Commission covering the registration of shares under our 2006 Equity Incentive Plan. In addition, Mr. Teichmann will be granted an additional option to purchase 100,000 shares of our common stock following the completion of his first anniversary of employment, provided that he has achieved personal objectives that our Board of Directors and/or Compensation Committee will determine in consultation with him. In the event that he qualifies for the award of this additional option grant, such award will be in addition to and not in substitution for any stock option grant and/or restricted stock award he may otherwise be eligible to receive in connection with the annual review of executive compensation conducted by the Compensation Committee. Subject to his continued performance of services with Trident through each respective vesting date, 1/36th of the shares subject to this additional stock option will vest and become exercisable each month over the thirty-six month period following the first anniversary of his employment start date.

(7)	Upon his employment with us, Mr. Siu received (i) options to purchase 25,000 shares of our common stock with a grant price equal to $20.87, which was the closing price of our common stock on the Nasdaq Global Market on the grant date, and (ii) 15,000 shares of restricted stock awarded upon the filing of a registration statement with the Securities and Exchange Commission covering the registration of shares under our 2006 Equity Incentive Plan.

(8)	Mr. Lin’s employment terminated with us effective November 15, 2006, and accordingly he was not paid anything under the Executive Bonus Plan for fiscal 2007.

(9)	Mr. Jen ceased acting as Chief Accounting Officer on December 3, 2006, and his employment was terminated on April 30, 2007, and accordingly he was not paid anything under the Executive Bonus Plan for fiscal 2007.

The following table sets forth certain information with respect to option awards and other plan-based awards granted during the fiscal year ended June 30, 2006 to our named executive officers:

2006 GRANTS OF PLAN-BASED AWARDS

All Other
Option
					Awards:		Grant Date
					Number of	Exercise	Fair Value
					Securities	or Base	of Stock
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)			Underlying	Price of	and Option
		Threshold	Target	Maximum	Options	Option	Awards
Name	Grant Date	($)	($)	($)	(#)(3)	Awards ($)	($)(4)

Glen M. Antle	—	—	—	—	—	—	—
Jung-Herng Chang	07/26/2005	0	$214,500	$660,000	160,000	$13.99	$2,238,400
John S. Edmunds	07/26/2005	0	$150,000	$500,000	100,000	$13.99	$1,399,000
David L. Teichmann	—	—	—	—	—	—	—
Chris P. Siu	—	—	—	—	—	—	—

Former Officers:
Frank C. Lin	07/26/2005	0	$431,250	$1,150,000	200,000	$13.99	$2,798,000
Peter Jen	07/26/2005	0	$160,800	$536,000	80,000	$13.99	$1,119,200

(1)	We award bonuses pursuant to an annual Executive Bonus Plan, which provides for the award of annual cash bonuses based upon threshold, target and maximum payout amounts set by the Board of Directors at the beginning of each fiscal year. See “Compensation Discussion and Analysis — Elements of Compensation and How Each Element is Chosen, Annual Incentive Compensation.” The actual amount paid to each named executive officer for the fiscal year ended June 30, 2006 is set forth in the Summary Compensation Table under the heading, “Non-Equity Incentive Plan Compensation.” Under the Executive Bonus Plan, cash bonuses are paid to executive officers based upon our revenue and operating income before taxes for the fiscal year. The performance of executive officers is measured against established revenue and operating income targets, in accordance with the operating plan approved by the Board of Directors. A portion of the bonus is based upon achievement of operating income targets and a portion is based upon achievement of revenue targets. Achievement of target for each measure represents a performance score of 100%; any increases above or decreases below the target measure results in a increase or decrease, as applicable, in the performance score. The bonus payable at other hit rates scale up or down linearly based upon a formula whereby the total bonus payable is equal to the percentage of operating income target multiplied by the percentage of the revenue target multiplied by the target bonus. Operating income is defined as operating income before taxes. The total bonus payable to each executive officer under the Executive Bonus Plan shall not exceed two times such officer’s annual base salary, and the maximum amount payable is 200% of such target amount.

(2)	The threshold amounts included in the table above reflect the minimum payment level under the Executive Bonus Plan. Under the Executive Bonus Plan for fiscal 2006, the target bonus for Mr. Lin was 75% of base salary, for Mr. Chang 65% of base salary, and for Mr. Edmunds and other senior vice presidents, 60% of base salary.

(3)	Except as provided below, amounts shown represent options issued under our 2002 Stock Option Plan that vest and become exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date. The exercise price for the options equals the closing price of our common stock on the date of grant. Each option has a maximum term of ten years.

The options granted to all of our named executive officers will vest on an accelerated basis upon the executive’s termination of employment under certain prescribed circumstances. Additional information regarding the vesting acceleration provisions applicable to equity awards granted to our named executive officers is included in this proxy statement under the heading “Executive Employment Agreements” and “Potential Payments upon Termination or Change in Control.”

(4)	The dollar value of the options shown represents the grant date fair value estimated using the Black-Scholes option pricing model to determine grant date fair value, in accordance with the provisions of SFAS 123R, excluding the impact of estimated forfeitures related to service-based vesting conditions. For a discussion of the valuation assumptions used in the SFAS 123R calculations, see Note 1 of Notes to Consolidated Financial Statements, “Description of Business and Summary of Significant Accounting Policies — Stock-Based Compensation” and Note 9, “Employee Stock Plans — Equity Incentive Plans,” included in Part IV, item 15 of our Annual Report on Form 10-K for the year ended June 30, 2007. The actual value, if any, that an executive may realize on each option will depend on the excess of the stock price over the exercise price on the date the option is exercised and the shares underlying such option are sold. There is no assurance that the actual value realized by an executive will be at or near the value estimated by the Black-Scholes model.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information with respect to the value of all unexercised options previously awarded to our named executive officers as of June 30, 2007:

OUTSTANDING EQUITY AWARDS AT JUNE 30, 2007

	OPTION AWARDS
	Number of						STOCK AWARDS
	Securities		Number of				Number of		Market Value
	Underlying		Securities				Shares or		of Shares or
	Unexercised		Underlying				Units of		Units of Stock
	Options		Unexercised		Option	Option	Stock That		That Have
	(#)		Options (#)		Exercise	Expiration	Have Not		Not Vested
Name	Exercisable		Unexercisable		Price ($)	Date	Vested (#)(1)		($)(2)

Glen M. Antle	33,334		16,666		$8.75	03/24/2015	—		—
	40,000		—		$2.10	12/10/2011
Jung-Herng Chang	90,000		—		$1.1667	10/12/2008	—		—
	53,334		106,666		$13.99	07/26/2015
	190,000		190,000		$0.785	08/28/2013
	75,000		—		$1.4635	07/25/2011
John S. Edmunds	150,000	(3)	75,000	(4)	$6.885	06/14/2014	—		—
	20,800		13,000		$0.785	06/14/2014
	14,000		14,000		$0.785	01/01/2015
	33,334		66,666		$13.99	07/26/2015
David L. Teichmann	—		200,000	(5)	$20.22	05/20/2017	30,000	(6)	$550,500
Chris P. Siu	—		25,000		$20.87	02/20/2017	15,000	(6)	$275,250

Former Officers:
Frank C. Lin	66,667		—		$13.99	07/26/2015	—		—
	272,000		—		$0.785	08/28/2013
Peter Jen	75,000		—		$2.5835	10/27/2009	—		—
	26,667		—		$13.99	07/26/2015
	20,800		—		$0.785	08/28/2013
	150,000		—		$1.4375	12/20/2010
	90,000		—		$1.0267	09/21/2012
	150,000		—		$1.46335	07/25/2011

(1)	Except as otherwise noted, each option is a non-qualified stock option, and vests and becomes exercisable in four successive annual installments upon the executive’s completion of each year of service over a four-year service period, measured from the grant date.

(2)	Represents the fair market value per share of our common stock on June 29, 2007 ($18.35) multiplied by the number of shares that had not vested as of June 30, 2007.

(3)	Of these options, options to purchase 29,000 shares of our common stock are incentive stock options, and options to purchase 121,000 shares are non-qualified stock options.

(4)	Of these options, options to purchase 14,500 shares of our common stock are incentive stock options, and options to purchase 60,500 shares are non-qualified stock options.

(5)	Of these options, options to purchase 180,220 shares of our common stock are incentive stock options, and options to purchase 19,780 shares are non-qualified stock options. These options granted to Mr. Teichmann vest at the rate of 25% upon the first anniversary of his employment start date, with the remaining shares vesting and becoming exercisable at the rate of 1/48th each month over the thirty-six month period following the first anniversary of his employment start date.

(6)	These amounts relate to shares of restricted stock granted in August 2007, after the fiscal year end, pursuant to our 2006 Equity Incentive Plan. These shares were awarded to each of Mr. Teichmann and Mr. Siu pursuant to the terms of their respective employment agreements with us, approved by the Board of Directors and Compensation Committee in fiscal 2007, which provided that the shares of restricted stock would be awarded upon the filing of a registration statement with the Securities and Exchange Commission covering the registration of shares under our 2006 Equity Incentive Plan. This registration statement was delayed pending the conclusion of our investigation into our historical stock option granting practices, and the filing of all of our delayed periodic reports with the Securities and Exchange Commission. We became current with our filing obligations on August 22, 2007, and filed our registration statement on Form S-8 to register shares issuable under our 2006 Equity Incentive Plan on the same date. The shares of restricted stock awarded to Mr. Teichmann and Mr. Siu are subject to vesting at the rate of 50% upon the second anniversary of commencement of employment with Trident, and 50% in two equal installments upon the third and fourth anniversary of their respective commencement of employment.

Option Exercises and Stock Vested During Last Fiscal Year

No options were exercised by any of our named executive officers during the fiscal year ended June 30, 2007, and no stock awards were made until after the fiscal year ended June 30, 2007, accordingly, no stock awards vested during the fiscal year ended June 30, 2007.

The following table sets forth certain information concerning option exercises by out named executive officers during the fiscal year ended June 30, 2006:

2006 OPTION EXERCISES AND STOCK VESTED

	Option Awards
	Number of Shares	Value Realized
Name	Acquired on Exercise (#)	on Exercise ($)(1)

Glen M. Antle	65,000	$1,169,361
Jung-Herng Chang	519,000	$9,372,762
John S. Edmunds	93,200	$946,027
David L. Teichmann	—	—
Chris P. Siu	—	—
Former Officers:
Frank C. Lin	1,951,388	$44,299,241
Peter Jen	255,000	$4,620,249

(1)	Based on the difference between the market price of our common stock on the dates of exercise and the exercise price per share so exercised.

Executive Employment Agreements

Terms of Equity Awards

Our 1992 Stock Option Plan and each option granted under our 2002 Stock Option Plan (collectively, the “Option Plans”) provide that in the event of a merger of Trident with or into another corporation, unless the successor corporation assumes or substitutes equivalent options for options granted under the Option Plans, options under the Option Plans will become fully exercisable prior to the merger. Options which are neither assumed or substituted for by the successor corporation, nor exercised prior to the expiration of a 15-day notice period, will terminate upon the expiration of such period.

Under the terms of our 2006 Equity Incentive Plan (the “2006 Plan”), a “Change in Control” occurs upon (a) a person or entity (with certain exceptions described in the 2006 Plan) becoming the direct or indirect beneficial owner of more than 50% of Trident’s voting stock, or (b) the occurrence of any of the following events upon which the stockholders of Trident Microsystems immediately before the event do not retain immediately after the event direct or indirect beneficial ownership of more than 50% of the voting securities of Trident, its successor or the entity to which the assets of the company were transferred: (i) a sale or exchange by the stockholders in a single transaction or series of related transactions of more than 50% of Trident’s voting stock; (ii) a merger or consolidation in which Trident is a party; or (iii) the sale, exchange or transfer of all or substantially all of the assets of Trident (other than a sale, exchange or transfer to one or more subsidiaries of Trident).

If a Change in Control occurs, the surviving, continuing, successor or purchasing entity or its parent may, without the consent of any participant, either assume or continue outstanding awards or substitute substantially equivalent awards for its stock. Stock-based awards will be deemed assumed if, for each share subject to the award prior to the Change in Control, its holder is given the right to receive the same amount of consideration that a stockholder would receive as a result of the Change in Control. Any awards which are not assumed or continued in connection with a Change in Control or exercised or settled prior to the Change in Control will terminate effective as of the time of the Change in Control. Subject to the restrictions of Section 409A of the Code, the Committee may provide for the acceleration of vesting or settlement of any or all outstanding awards upon such terms and to such extent as it determines. The 2006 Plan also authorizes the Committee, in its discretion and without the consent of any participant, to cancel each or any award denominated in shares of stock upon a Change in Control in exchange for a payment to the participant with respect each vested share (and each unvested share if so determined by the Committee) subject to the cancelled award of an amount equal to the excess of the consideration to be paid per share of common stock in the Change in Control transaction over the exercise price per share, if any, under the award. The vesting of all non-employee director awards will be accelerated in full upon a Change in Control.

All shares subject to options granted under our 1994 Outside Directors Stock Option Plan (the “Directors Plan”) will become fully vested and exercisable as of the date 15 days prior to a change in our control, as defined in the Directors Plan, unless the surviving or successor corporation either assumes or substitutes its options for options outstanding under the Directors Plan. Any such options which are neither assumed or substituted for by the successor corporation, nor exercised, will terminate as of the date of the change in control. In addition, all options granted to our non-employee directors under the 2006 Equity Incentive Plan will become fully vested and exercisable as of the date 15 days prior to a change in our control.

Frank C. Lin

We entered into a change-in-control agreement, effective September 25, 2001, with Frank C. Lin, our then Chairman, CEO and President, providing for severance and other benefits to be paid to Mr. Lin in the event of Mr. Lin’s termination following our “change in control.” The agreement terminated upon Mr. Lin’s resignation of employment effective November 15, 2006.

Sylvia D. Summers

By offer letter dated September 19, 2007, we appointed Sylvia D. Summers as Chief Executive Officer, effective October 17, 2007.

Pursuant to the letter agreement, should we terminate Ms. Summers’ employment without Cause, or should she terminate her employment at any time for Good Reason, provided that she has executed a general release of claims, we will pay to Ms. Summers an amount equal to the sum of twelve months’ of her base salary and her annual target bonus, and reimbursement of insurance premiums for up to twelve months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated such that an additional twelve months of vesting will occur.

If we or our successor elects to terminate Ms. Summers’ employment without Cause or she voluntarily terminates for “Good Reason” in connection with or within two years of the effective date of a Change in Control of Trident, we will pay to Ms. Summers an amount equal to the sum of twenty-four months’ of her base salary and two times her annual target bonus, and reimbursement of insurance premiums for up to eighteen months of COBRA insurance coverage. In addition, vesting of any unvested options and restricted stock granted to her during her employment shall be automatically accelerated in full. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within two years of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

Upon approval of the Compensation Committee, we expect to grant Ms. Summers options to purchase 220,000 shares of our common stock, with an exercise price equal to the closing price of a share of Trident common stock on the Nasdaq Global Market on the date of grant, and vesting over four years at the rate of 25% on each of the first four anniversaries of her employment start date. In addition, Ms. Summers will be granted a restricted stock award consisting of 30,000 shares of our common stock. The restricted stock vests over a four-year period at the rate of 25% upon the each of the first four anniversaries of her employment start date, and shall be subject to automatic forfeiture if her performance of services with us terminates prior to the date on which the shares vest.

Subject to the approval of the Compensation Committee, Ms. Summers will be granted a performance-based restricted stock award consisting of 110,000 shares of our common stock. This award will vest, if at all, in four components, with the vesting of each component requiring that a Trident common stock price target, to be established by the Compensation Committee, be achieved on or after one of the first four anniversaries of her employment start date. This target stock price must be achieved prior to the tenth anniversary of Ms. Summers’ employment start date. An amount equal to 25% of the shares subject to this restricted stock award will vest on the date that the applicable price target is achieved on or after the specified anniversary of her employment start date, provided that her service with us has not terminated.

The following definition of Good Reason is applicable to the agreement between Trident and Ms. Summers:

“Good Reason” means the occurrence of any of the following conditions without employee’s express written consent, which condition(s) remain(s) in effect thirty days after her written notice to the Board of Directors of Trident or its successor of such conditions:

(a) a material, adverse change in her authority, duties or responsibilities which is not effected for disability or for Cause;

(b) a material diminution of the budget over which she has authority (including, without limitation, as a result of a reduction of the lines of business, operating divisions or functional departments reporting to her), which is not effected for disability or for Cause;

(c) a material diminution in her base salary and/or target bonus as in effect immediately prior to such reduction;

(d) her relocation to a facility or a location more than 50 miles from our principal headquarters at the time she commences employment; or

(e) a material breach by Trident or any successor to Trident of any of the material provisions of her employment offer letter.

David L. Teichmann

Pursuant to the letter agreement between Trident and Mr. Teichmann dated March 5, 2007, should we terminate Mr. Teichmann’s employment without Cause, or should he terminate his employment at any time for Good Reason, we will pay to Mr. Teichmann an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage. In addition, if we terminate Mr. Teichmann’s employment without Cause anytime within the first twelve months of his date of employment, but not following an acquisition or merger of Trident involving a Change in Control, Mr. Teichmann will receive the severance rights set forth above and vesting of any unvested options and restricted stock granted to him during his employment shall be automatically accelerated such that an additional eighteen months of vesting will occur.

If we terminate Mr. Teichmann’s employment for Cause, we will provide Mr. Teichmann with a lump-sum severance payment equivalent to three months’ salary, including base salary and target incentive bonus, and reimbursement of insurance premiums for up to three months of COBRA insurance coverage, unless the cause for termination relates to violation by Mr. Teichmann of state or federal law.

If we or our successor elects to terminate Mr. Teichmann’s employment without Cause or he voluntarily terminates for “Good Reason” in connection with or within twelve months of the effective date of an acquisition or merger of Trident involving a Change in Control (a “Qualifying Event”), vesting of any options and restricted stock granted to Mr. Teichmann during his employment with Trident will be automatically accelerated effective on the date of the Qualifying Event. In such event, the period within which he may exercise any vested options (including options as to which vesting has been accelerated), will be extended to one year following the Qualifying Event. In addition, Mr. Teichmann will receive severance benefits in an amount equal to the sum of six months’ of his salary, including base and target incentive bonus, and reimbursement of insurance premiums for up to six months of COBRA insurance coverage. Only employment that is involuntarily terminated without Cause or voluntarily terminated with Good Reason within one year of the date of a Change in Control will be deemed to constitute termination due to such Change in Control.

During fiscal 2007, Mr. Teichmann was granted an option to purchase 200,000 shares of our common stock following commencement of his employment, at an exercise price per share equal to the closing price of a share of our common stock on the Nasdaq Global Market on the date of grant. Subject to his continued performance of services with us through each respective vesting date, 25% of the shares subject to this stock option will vest and become exercisable upon the first anniversary of his employment start date and 1/48th of the shares subject to this stock option will vest and become exercisable each month over the thirty-six month period following the first anniversary of his employment start date.

In addition, he will be granted an additional option to purchase 100,000 shares of our common stock following the completion of his first anniversary of employment, provided that he has achieved personal objectives that our Board of Directors and/or Compensation Committee will determine in consultation with him. Such award will be in addition to and not in substitution for any stock option grant and/or restricted stock award he may otherwise be eligible to receive in connection with the annual review of executive compensation conducted by the Compensation Committee. Subject to his continued performance of services with us through each respective vesting date, 1/36th of the shares subject to this additional stock option will vest and become exercisable each month over the thirty-six month period following the first anniversary of his employment start date.

Following our registration with the Securities and Exchange Commission of shares issuable under the 2006 Equity Incentive Plan, he was granted a restricted stock award consisting of 30,000 shares of our common stock. These shares will be subject to automatic forfeiture if his performance of services with us terminates prior to the date on which the shares vest. Subject to his continued performance of services with us through each respective vesting date, the shares subject to this restricted stock award will vest over a four-year period at the rate of 50% upon the second anniversary of his employment start date and the remaining 50% will become vested in two equal installments upon the third and fourth anniversary of his employment start date.

The following definitions are utilized in the severance arrangements with each of Messrs. Summers and Teichmann:

A “Change in Control” means:

(a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 who, by the acquisition or aggregation of securities, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Trident representing 50% or more of the combined voting power of our then outstanding securities ordinarily (and apart from rights accruing under special circumstances) having the right to vote on elections of directors (the “Base Capital Stock”); except that any change in the relative beneficial ownership of our securities by any person resulting solely from a reduction in the aggregate number of outstanding shares of Base Capital Stock, and any decrease thereafter in such person’s ownership of securities, shall be disregarded until such person increases in any manner, directly or indirectly, such person’s beneficial ownership of any securities of Trident; or

(b) the consummation of a merger or consolidation of Trident with or into another entity or any other corporate reorganization, if persons who were not stockholders of Trident immediately prior to such merger, consolidation or other reorganization own immediately after such merger, consolidation or other reorganization 50% or more of the voting power of the outstanding securities of each of (i) the continuing or surviving entity and (ii) any direct or indirect parent corporation of such continuing or surviving entity; or

(c) a change in the composition of the Board, as a result of which the individuals who immediately prior to such change constitute the Board (the “Incumbent Board”) cease to constitute a majority of the Board; provided, however, that any individual becoming a director whose election, or nomination for election by our stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such an individual were a member of the Incumbent Board; or

(d) the sale, transfer or other disposition of all or substantially all of our assets.

“Cause” means misconduct, including but not limited to: (a) conviction of a felony or any crime under the laws of the United States or any state thereof involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against Trident; (c) willful conduct by the employee, which, based upon a reasonable determination by Trident, demonstrates gross unfitness to serve (other than as a result of total or partial incapacity due to physical or mental illness); or (d) intentional, material violation by the employee of any contract between the employee and Trident or any statutory duty of the employee to Trident that is not corrected within thirty (30) days after written notice to the employee.

The following definition of Good Reason is applicable to the agreement between Trident and Mr. Teichmann:

“Good Reason” means resignation by the employee of his or her employment, other than for Cause or disability, due to: (i) Trident, without his or her express written consent, assigning duties to employee or significantly reducing his or her duties, in a manner that is inconsistent with such employee’s position with Trident and responsibilities in effect immediately prior to such assignment or reduction, or Trident removing employee from such position and responsibilities (including without limitation a reduction of the lines of business, operating divisions or functional departments reporting to employee), which is not effected for disability or for Cause; (ii) a reduction in employee’s base salary and/or target bonus as in effect immediately prior to such reduction; (iii) employee’s relocation to a facility or a location more than 15 miles from our principal headquarters at the time employee commences employment without employee’s express written consent; (iv) failure or refusal of a successor to Trident to assume Trident’s obligations under his or her employment offer letter; or (v) material breach by Trident or any successor to Trident of any of the material provisions of his or her employment offer letter.

John S. Edmunds

Pursuant to his employment offer letter dated May 18, 2004, Mr. Edmunds shall be entitled to cash severance equal to twelve months of annual base salary plus his bonus target if qualified, and twelve months of additional accelerated vesting of any unvested stock options, should his employment be involuntarily terminated following a change in control of Trident. A change-in-control is defined as a merger or acquisition of Trident by another company.

Calculation of Potential Payments Upon Termination or Change of Control

The following table presents our estimate of the dollar value of the benefits payable to our named executive officers upon a termination of employment with or without cause, or a change in our control, assuming such terminating event occurred on June 30, 2007. These benefits are in addition to accrued compensation, including paid time off, otherwise required by law to be paid through the date of termination of employment. Our annual vacation accrual policy provides that paid time off is accrued based on years of service, ranging from three weeks of paid time off through three years of service, up to a maximum of six weeks of paid time off from ten years of service and beyond. We limit the total maximum amount that can be accrued however, from 320 hours for up to three years of service, increasing to a maximum of up to 440 hours for ten years of service and beyond.

These tables assume that the termination occurred as of June 30, 2007, and, in connection with a termination that occurred as a result of a change of control, that outstanding unvested equity awards were neither assumed by the successor corporation nor replaced with a cash retention program. While we believe that the amounts shown above and the assumptions upon which they are based provide reasonable estimates of the amounts that would have been due to the named executive officers in the event that any of the circumstances described above had occurred on December 29, 2006, the actual amounts due to the named executive officers upon a triggering event will depend upon the actual circumstances and the then applicable provisions of the 1998 Incentive Plan and the letter agreements.

					Value of	Value of
				Continuation	Option	Restricted
				of Benefits	Acceleration	Stock	Total
Name	Trigger	Salary	Bonus	(1)	(2)	Acceleration(2)	Value(3)

Jung-Herng Chang	Change in Control	—	—	—	$—	$—	$—
	Qualifying Termination	—	—	—	—	—	—
John S. Edmunds	Change in Control	$270,000	$202,500	—	$1,356,507	$—	$1,829,007
	Qualifying Termination	—	—	—	—	—	—
David L. Teichmann	Change in Control	$142,500	$106,875	$8,560	$—	$550,500	$808,435
	Termination without Cause or for Good Reason	$142,500	$106,875	$8,560	$	$206,438	$464,373
	Termination for Cause	$71,250	$53,438	$4,280	—	—	$128,968
Chris P. Siu	Change in Control	—	—	—	—	—	—
	Qualifying Termination	—	—	—	—	—	—

(1)	Represents the aggregate value of reimbursement of COBRA benefits after the date of termination. For the purposes of this calculation, expected costs have not been adjusted for any actuarial assumptions related to mortality, likelihood that the executives will find other employment, or discount rates for determining present value.

(2)	Represents the aggregate value of the accelerated vesting of the executive officer’s unvested stock options and shares of restricted stock.

The amounts shown as the value of the accelerated stock options are based solely on the intrinsic value of the options as of June 30, 2007. For options this was calculated by multiplying (i) the difference between the fair market value of our common stock on June 29, 2007 (being the last trading day of the fiscal year), $18.35, and the applicable exercise price by (ii) the assumed number of option shares vesting on an accelerated basis on June 30, 2007.

The amount shown as the value of the accelerated shares of restricted stock represents the fair value calculated based on the fair market value of our common stock on June 29, 2007 (being the last trading day of the fiscal year), $18.35, multiplied by the assumed number of shares of restricted stock vesting on an accelerated basis on June 30, 2007.

(3)	Excludes the value to the executive of the continuing right to indemnification and continuing coverage under our directors’ and officers’ liability insurance (if applicable).

In addition, upon death or disability, each of our executive officers is entitled to coverage under our applicable insurance policies. Upon termination of employment as a result of disability, the executive officers are entitled to coverage up to an amount equal to two times their respective base salary, up to a maximum of $300,000; if such disability occurs as a result of a travel accident, they are entitled to an additional amount up to two times their base salary up to a maximum amount of $500,000. We also provide death benefits of an insured sum equal to two times their base salary up to $300,000, plus an additional amount equal to two times base salary up to a maximum of $500,000 if such death occurs as a result of a travel accident. We also offer life insurance coverage up to $3,000,000. Executive officers are fully vested in 100% of their account balance under the Retirement Savings Plan (401k Plan). All of our employees are eligible for continuing health coverage under COBRA; pursuant to the terms of their agreements, we pay the cost of such continuing coverage for Mr. Teichmann and Ms. Summers, as described above.

RELATED PERSON TRANSACTIONS

In July 2006, we made a $0.5 million additional investment in Anchor Semiconductor, Inc. Mr. Frank C. Lin, our former Chairman and Chief Executive Officer, has also made a concurring $500,000 investment and serves as a director on Anchor Semiconductor’s Board. The combined ownership in Anchor is less than 10% of the total outstanding shares. Our investment is accounted for under the cost method.

In December 2005, we entered into an investment agreement with Parade Technologies, Inc. In accordance with this agreement, we invested $0.5 million in Parade’s Series A Preferred Stock. In September 2006, Mr. Frank C. Lin, our former Chairman and Chief Executive Officer, also made a $160,000 investment in Parade’s Series A Preferred Stock. The combined ownership in Parade Technologies is less than 10% of the total outstanding shares. Our investment is accounted for under the cost method.

In November 2005, we entered into an investment agreement with Nanovata Design Automation, Inc. In accordance with the investment agreement, we invested $0.5 million in Nanovata’s Series A Preferred Stock. Mr. Frank C. Lin, our former Chairman and Chief Executive Officer, and Dr. Jung-Herng Chang, our President, also made an indirect investment in Nanovata’s Series A Preferred Stock. Mr. Lin served as a director on Nanovata’s Board. The combined ownership in Nanovata is 14.3% of the total outstanding shares of Nanovata’s common stock. Our investment is accounted for under the cost method.

In December 2004, we made a $1.1 million investment in Afa Technologies, Inc. In March 2005, Dr. Jung-Herng Chang, our President, also made a $116,000 indirect investment in Afa Technologies’ common stock. The combined ownership in Afa is less than 10% of the total outstanding shares of Afa’s common stock. Our investment is accounted for under the cost method. In March 2007, we sold our investment in Afa for approximately $1.2 million.

Procedures for Approval of Related Person Transactions

Our Audit Committee is responsible for reviewing and approving any related-party transactions, after reviewing each such transaction for potential conflicts of interests and other improprieties. In addition, the Audit Committee is responsible for reviewing and investigating conduct alleged by the Board of Directors to be in violation of our Code of Business Conduct and Ethics, and adopting as necessary or appropriate, remedial, disciplinary, or other measures with respect to such conduct. Pursuant to our Code of Business Conduct and Ethics, our employees, including our executive officers, are prohibited from entering into a transactions in which personal, family or financial interests conflict or even appear to conflict with our interests or compromise such interests. Under the Code of Business Conduct and Ethics, a “conflict of interest” exists when a person’s private interest interferes in any way with our interests. A conflict situation can arise when an employee, officer or director takes action or has interests that may make it difficult to perform his or her Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position with us. Loans to, or guarantees of obligations of, employees and their family members may create conflicts of interest.

The Board of Directors has also established an Investment Committee to review and approve investments made by us into complementary technologies, businesses or entities, pursuant to parameters established in investment guidelines adopted by the Investment Committee. If we propose an investment in an entity in which one of our officers or directors is making a concurrent investment, or in which one of our officers or directors is a prior investor, the Investment Committee shall not approve the investment unless the investment by the officer or director also meets all of the guidelines required of us, and the amount of the officer’s or director’s investment does not exceed the amount of the investment to be made by us.

STOCKHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Stockholder proposals may be included in our proxy materials for an annual meeting so long as they are provided to us on a timely basis and satisfy the other conditions set forth in applicable SEC rules. For a stockholder proposal to be included in our proxy materials for the 2008 Annual Meeting, the proposal must be received at our principal executive offices, addressed to the Secretary, not later than July 24, 2008. Stockholder business that is not intended for inclusion in our proxy materials may be brought before the annual meeting so long as we receive notice of the proposal as specified by our Bylaws, addressed to the Secretary at our principal executive offices, not later than the above date.

Should a stockholder proposal be brought before the 2008 Annual Meeting, our management proxy holders will be authorized by our proxy form to vote for or against the proposal, in their discretion, if we do not receive notice of the proposal, addressed to the Secretary at our principal executive offices, prior to the close of business on July 24, 2008.

ANNUAL REPORT TO STOCKHOLDERS

A copy of our 2006 Annual Report to Stockholders and our 2007 Annual Report to Stockholders has been mailed concurrently with this proxy statement (or made available electronically, for stockholders who elected to access these materials over the Internet), to all stockholders entitled to notice of and to vote at the Annual Meeting. Neither the 2006 Annual Report to Stockholders nor the 2007 Annual Report to Stockholders is incorporated into this proxy statement and neither is considered proxy solicitation materials.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board of Directors knows of no other business that will be conducted at the 2007 Annual Meeting other than as described in this proxy statement. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement of the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

David L. Teichmann
Corporate Secretary

October 19, 2007

PROXY	TRIDENT MICROSYSTEMS, INC.

Proxy for the Annual Meeting of Stockholders
To be held on November 20, 2007

Solicited by the Board of Directors

     The undersigned hereby appoints Sylvia D. Summers and David L. Teichmann, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of stock in Trident Microsystems, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the combined 2006 and 2007 Annual Meeting of Stockholders of the Company to be held at the Company’s principal executive offices, 3408 Garrett Drive, Santa Clara, California 95054, on Tuesday, November 20, 2007, at 10:00 a.m. local time, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company dated October 19, 2007 (the “Proxy Statement”), receipt of which is hereby acknowledged, and (2) in their discretion upon such other matters as may properly come before the meeting.

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1, 2 AND 3.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲ FOLD AND DETACH HERE ▲

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT YOUR STOCK MAY BE REPRESENTED AT THE MEETING.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

A vote FOR the following proposals is recommended by the Board of Directors:

FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY To vote for all nominees listed to the left
1. To elect the following two(2) persons as Class II directors to hold office for a term ending at the Company’s Annual Meeting to be held in 2009 and until their respective successors are elected and qualified:

01 Millard Phelps
02 Brian R. Bachman
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

FOR all nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY To vote for all nominees listed to the left
2. To elect the following two(2) persons as Class III directors to hold office for a three-year term ending at the Company’s Annual Meeting to be held in 2010 and until their respective successors are elected and qualified.

01 Glen M. Antle
02 Sylvia D. Summers
☐	☐

(INSTRUCTION: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

		FOR	AGAINST	ABSTAIN
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2008.	☐	☐	☐

MARK HERE IF YOU PLAN TO ATTEND THE MEETING				☐

Signature	Signature	Date:
SIGN EXACLTY AS YOUR NAME(S) APPEARS ON YOUR STOCK CERTIFICATE. IF SHARES OF STOCK ARE HELD JOINTLY, BOTH OR ALL OF SUCH PERSONS SHOULD SIGN. CORPORATE OR PARTNERSHIP PROXIES SHOULD BE SIGNED IN FULL CORPORATE OR PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PERSONS SIGNING IN A FIDUCIARY CAPACITY SHOULD INDICATE THEIR FULL TITLES IN SUCH CAPACITY.

▲ FOLD AND DETACH HERE ▲

Vote by Internet or Telephone or Mail

24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet http://www.proxyvoting.com/trid Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.	OR	Mail Mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

If you submit your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.